EXHIBIT (b)(2)
EXECUTION COPY

CREDIT AGREEMENT

dated as of
May 4, 2006
among
PERSEUS HOLDING CORP.,
as Parent Guarantor,
PEGASUS SOLUTIONS, INC.,
as Borrower,
The Lenders Party Hereto
and
JPMORGAN CHASE BANK, N.A.,
as Administrative Agent

J.P. MORGAN SECURITIES INC.,
as Sole Bookrunner and Sole Lead Arranger

[CS&M Ref. No. 6701-582]

i

SCHEDULES:
Schedule 1.01 — Existing Specified Debt
Schedule 1.01A — Permitted Investors
Schedule 2.01 — Commitments
Schedule 2.05 — Existing Letters of Credit
Schedule 3.05 — Real Property
Schedule 3.06 — Disclosed Matters
Schedule 3.12(a) — Subsidiaries
Schedule 3.12(b) — Permitted Disqualified Equity Interests
Schedule 6.01 — Existing Indebtedness and Cash Management Facilities
Schedule 6.02 — Existing Liens
Schedule 6.04 — Existing Investments
Schedule 6.05 — Permitted Dispositions
Schedule 6.10 — Existing Restrictions
EXHIBITS:
Exhibit A — Form of Assignment and Assumption
Exhibit B — Form of Opinion of Counsel for Holdings and the Borrower
Exhibit C — Form of Collateral Agreement
Exhibit D — Form of Perfection Certificate
Exhibit E — Form of Escrow Agreement

                    CREDIT AGREEMENT dated as of May 4, 2006, among PERSEUS HOLDING CORP., as Parent Guarantor, PEGASUS SOLUTIONS, INC., as Borrower, the LENDERS party hereto, and JPMORGAN CHASE BANK, N.A., as Administrative Agent.
          Holdings (such term and each other capitalized term used but not otherwise defined in this preamble having the meaning specified in Article I) intends to acquire (the “Acquisition”) all of the capital stock of the Borrower pursuant to an agreement and plan of merger (the “Merger Agreement”), dated as of December 18, 2005, among the Borrower, Holdings and Acquisition Sub, for cash in the amount of approximately $199,500,000 (the “Merger Consideration”).
          Pursuant to the Merger Agreement, Acquisition Sub will be merged with and into the Borrower, with the Borrower as the surviving corporation (the “Merger”).
          Holdings and the Borrower have requested that the Lenders extend credit to the Borrower in the form of (a) Term Loans in an aggregate principal amount not in excess of $110,000,000 and (b) Revolving Loans in an aggregate principal amount at any time outstanding not in excess of $10,000,000 less the LC Exposure at such time. The proceeds of the Term Loans will be used (i) to pay the Merger Consideration, (ii) to refinance the Existing Specified Debt and (iii) to pay the Transaction Costs. The proceeds of the Revolving Loans will be used for general corporate purposes of the Borrower. The Borrower has also requested the Swingline Lender to extend credit to the Borrower in the form of Swingline Loans, in an aggregate principal amount at any time outstanding not to exceed $2,000,000. The proceeds of the Swingline Loans will be used for general corporate and working capital purposes of the Borrower. The Borrower has also requested the Issuing Bank to issue Letters of Credit, in an aggregate face amount at any time outstanding not to exceed $5,000,000, to support the payment obligations incurred by the Borrower in the ordinary course of business.
          The Lenders are willing to extend such credit to the Borrower and the Issuing Bank is willing to issue Letters of Credit for the account of the Borrower on the terms and subject to the conditions set forth herein. Accordingly, the parties hereto agree as follows:
ARTICLE I
Definitions
          SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:
          “ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

          “Acquisition” has the meaning specified in the preamble hereto. For purposes of the representations and warranties made herein on (and the conditions to borrowing on) the Effective Date, the Acquisition shall be assumed to have already been consummated.
          “Acquisition Documents” means the Merger Agreement and the other agreements to be entered into in connection with the Acquisition, and all schedules, exhibits and annexes to each of the foregoing and all side letters, instruments and agreements affecting the terms of the foregoing or entered into in connection therewith.
          “Acquisition Sub” means 406 Acquisition Corp., a Delaware corporation and a wholly-owned Subsidiary.
          “Adjusted LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, an interest rate per annum equal to (a) the LIBO Rate for such Interest Period multiplied by (b) the Statutory Reserve Rate.
          “Administrative Agent” means JPMorgan Chase Bank, N.A., in its capacity as administrative agent for the Lenders hereunder, and its successors in such capacity as provided in Article VIII.
          “Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.
          “Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified, provided, however, that solely for purposes of Section 6.09, the term “Affiliate” shall also include any person that directly, or indirectly through one or more intermediaries, owns 10% or more of any class of Equity Interests of the Person specified or that is an officer or director of the Person specified.
          “Aggregate Designated Equity Issuance Amount” means, at any time, (a) the aggregate amount of Net Proceeds received by Holdings in respect of Designated Equity Issuances occurring after the Effective Date and immediately prior to such time less (b) the aggregate amount of Designated Capital Expenditures and Designated Investments made prior to such time.
          “Alternate Base Rate” means, for any day, a rate per annum equal to the greater of (a) the Prime Rate in effect on such day and (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
          “Applicable Percentage” means, at any time, with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments of Revolving Loans, LC Exposures and Swingline Exposures that occur after such termination or expiration.
          “Applicable Rate” means, for any day, (a) with respect to any ABR Term Loan, 2.25% per annum, (b) with respect to any Eurodollar Term Loan, 3.25% per annum and (c) with respect to any ABR Revolving Loan or Eurodollar Revolving Loan, as the case may be, the applicable rate per annum set forth below under the caption “ABR Spread” or “Eurodollar Spread”, as the case may be, based upon the Leverage Ratio as of the most recent determination date; provided that until the delivery pursuant to Section 5.01(a) or (b) of financial statements covering a period of one full fiscal quarter after the Effective Date the “Applicable Rate” shall be the applicable rate per annum set forth below in Category 1:

Leverage Ratio:	ABR Spread	Eurodollar Spread
Category 1 ≥ 2.75 to 1	2.25%	3.25%
Category 2 <2.75 to 1 and ≥ 2.25 to 1	2.00%	3.00%
Category 3 <2.25 to 1 and ≥ 1.75 to 1	1.75%	2.75%
Category 4 <1.75 to 1	1.50%	2.50%
          For purposes of the foregoing, (i) the Leverage Ratio shall be determined as of the end of each fiscal quarter of Holdings based upon Holdings’ consolidated financial statements delivered pursuant to Section 5.01(a) or (b) and (ii) each change in the Applicable Rate resulting from a change in the Leverage Ratio shall be effective during the period commencing on and including the date of delivery to the Administrative Agent of the consolidated financial statements indicating such change and ending on the date immediately preceding the effective date of the next such change; provided that the Leverage Ratio shall be deemed to be in Category 1 (A) at any time that an Event of Default has occurred and is continuing or (B) at the option of the Administrative Agent or at the request of the Required Lenders, if Holdings fails to deliver the consolidated financial statements required to be delivered by it pursuant to Section 5.01(a) or (b), during the period from the expiration of the time for delivery thereof until such consolidated financial statements are delivered.
          “Approved Fund” has the meaning specified in Section 9.04.

          “Assignment and Assumption” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 9.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.
          “Board” means the Board of Governors of the Federal Reserve System of the United States of America.
          “Borrower” means Pegasus Solutions, Inc., a Delaware corporation.
          “Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.
          “Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.
          “Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to remain closed; provided that, when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.
          “Capital Expenditures” means, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings, the Borrower and the other Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations incurred by Holdings, the Borrower and the other Subsidiaries during such period; provided that Capital Expenditures for any period shall exclude (i) the aggregate amount of Capital Expenditures made during such period with Net Proceeds applied during such period in accordance with Section 2.11(c) to acquire real property, equipment or other assets (other than cash, cash equivalents and securities) to be used in the business of the Borrower and the other Subsidiaries, (ii) the aggregate amount of Designated Capital Expenditures made during such period and (iii) the aggregate amount of Capital Expenditures for such period constituting capitalized interest.
          “Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.
          “Change in Control” means (a) the acquisition of ownership beneficially or of record, by any Person other than Holdings of any direct Equity Interest in the Borrower, (b) prior to an IPO, (i) the failure of the Permitted Investors to own, directly or indirectly through a wholly owned subsidiary, beneficially and of record, Equity Interests in Holdings representing at least a majority of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings or (ii) the failure of the Sponsor and the Sponsor Affiliates collectively to own, directly or indirectly through a wholly owned subsidiary, beneficially and of record, Equity Interests in Holdings representing at least 25% of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings, (c) after an IPO, (i) the failure of the Permitted Investors to own, directly or indirectly through a wholly owned subsidiary, beneficially and of record, Equity Interests in Holdings representing at least 35% of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings or (ii) the failure of the Sponsor and the Sponsor Affiliates collectively to own, directly or indirectly through a wholly owned subsidiary, beneficially and of record, Equity Interests in Holdings representing at least 20% of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings, (d) after an IPO, the acquisition of ownership, directly or indirectly, beneficially or of record, by any Person or group (within the meaning of the Securities Exchange Act of 1934, as amended, and the rules of the Securities and Exchange Commission thereunder as in effect on the date hereof) other than the Permitted Investors, of Equity Interests representing 35% or more of either the aggregate ordinary voting power or the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings, (e) the occupation of a majority of the seats (other than vacant seats) on the board of directors of Holdings by Persons who were neither (i) nominated by the board of directors of Holdings or the Permitted Investors nor (ii) appointed by directors so nominated or (f) the occurrence of a “Change of Control” (or similar event, however denominated), as defined in any indenture or agreement in respect of Material Indebtedness. For purposes of determining any percentages set forth in this definition (excluding the requirement in the immediately preceding clause (b)(i) that prior to an IPO, the Permitted Investors own, directly or indirectly through a wholly owned subsidiary, beneficially and of record, Equity Interests in Holdings representing at least a majority of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings), all Equity Interests in Holdings represented by or issued as a result of the exercise of stock options granted to employees and directors of Holdings or any Subsidiary shall be disregarded.
          “Change in Law” means (a) the adoption or effectiveness of any law, rule or regulation, order, guideline or request or any change therein after the date of this Agreement, (b) any change adopted or effective in the interpretation, administration or application of any law, rule or regulation, order, guideline or request or any change therein by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender or the Issuing Bank (or, for purposes of Section 2.15(b), by any lending office of such Lender or by such Lender’s or the Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement.
          “Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Revolving Loans,

Term Loans or Swingline Loans and, when used in reference to any Commitment, refers to whether such Commitment is a Revolving Commitment or Term Commitment.
          “Class”, when used in reference to any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class.
          “CLO” has the meaning assigned to such term in Section 9.04(b).
          “Code” means the Internal Revenue Code of 1986, as amended from time to time.
          “Collateral” means any and all “Collateral”, as defined in any applicable Security Document, and shall also include the Mortgaged Properties.
          “Collateral Agent” means JPMorgan Chase Bank, N.A., in its capacity as collateral agent for the Secured Parties.
          “Collateral Agreement” means the Guarantee and Collateral Agreement among Holdings, the Subsidiary Loan Parties and the Administrative Agent, substantially in the form of Exhibit C.
          “Collateral and Guarantee Requirement” means, at any time, the requirement that:
          (a) the Administrative Agent shall have received from each Loan Party (i) either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Loan Party or (y) in the case of any Person that becomes a Loan Party after the Effective Date, a supplement to the Collateral Agreement, in the form specified therein, duly executed and delivered on behalf of such Loan Party and (ii) with respect to any Loan Party that directly owns Equity Interests of a Foreign Subsidiary, a counterpart of each Foreign Pledge Agreement that the Administrative Agent determines, based on the advice of counsel, to be necessary or advisable in connection with the pledge of, or the granting of security interests in, Equity Interests of such Foreign Subsidiary, in each case duly executed and delivered on behalf of such Loan Party and such Foreign Subsidiary;
          (b) all outstanding Equity Interests of the Borrower and each Subsidiary or other Person owned by or on behalf of any Loan Party shall have been pledged pursuant to the Collateral Agreement or a Foreign Pledge Agreement (except that the Loan Parties shall not be required to pledge more than 65% of the outstanding voting Equity Interests of any Foreign Subsidiary to the extent that the pledge of any greater percentage would result in adverse tax consequences) and the Collateral Agent shall have received certificates or other instruments representing all such Equity Interests (to the extent certificated), together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank;
          (c) all Indebtedness of Holdings, the Borrower and each Subsidiary that is owing to any Loan Party shall be evidenced by a promissory note and shall have been pledged pursuant to the Collateral Agreement and the Collateral Agent shall have received all such promissory notes, together with undated instruments of transfer with respect thereto endorsed in blank;
          (d) all documents and instruments, including Uniform Commercial Code financing statements, required by law or reasonably requested by the Administrative Agent to be filed, registered or recorded to create the Liens intended to be created by the Collateral Agreement and the Foreign Pledge Agreements and perfect such Liens to the extent and with the priority required by the Collateral Agreement and the Foreign Pledge Agreements, shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording;
          (e) the Administrative Agent shall have received (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) a policy or policies of title insurance issued by a nationally recognized title insurance company insuring the Lien of each such Mortgage as a valid first Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent or the Required Lenders may reasonably request, and (iii) such surveys, abstracts, appraisals, legal opinions and other documents as the Administrative Agent or the Required Lenders may reasonably request with respect to any such Mortgage or Mortgaged Property; and
          (f) each Loan Party shall have obtained all consents and approvals required to be obtained by it in connection with the execution and delivery of all Security Documents to which it is a party, the performance of its obligations thereunder and the granting by it of the Liens thereunder.
          The foregoing definition shall not require the creation or perfection of pledges of or security interests in, or the obtaining of title insurance, surveys or legal opinions with respect to, particular assets if and for so long as, in the judgment of the Collateral Agent, the cost of creating or perfecting such pledges or security interests in such assets or obtaining title insurance, surveys or legal opinions in respect of such assets would be excessive in view of the benefits to be obtained by the Lenders therefrom. The Collateral Agent may grant extensions of time for the perfection of security interests in or the obtaining of title insurance, surveys or legal opinions with respect to particular assets where it determines that such perfection or the delivery of such title insurance, surveys or legal opinions cannot be accomplished without undue effort or expense by the time or times at which they would otherwise be required by this Agreement or the Security Documents.
          “Commitment” means (a) with respect to any Lender, such Lender’s Revolving Commitment or Term Commitment, or any combination thereof (as the context requires), and (b) with respect to the Swingline Lender, its Swingline Commitment.

          “Consolidated Interest Expense” means, for any period, an amount equal to the sum of (a) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and including the impact of any interest rate hedges, but excluding the amortization of deferred financing fees incurred as a result of the Transactions) of Holdings, the Borrower and the other Subsidiaries for such period, determined on a consolidated basis in accordance with GAAP, (b) any interest accrued during such period in respect of Indebtedness of Holdings, the Borrower or any Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, and (c) all cash dividends paid or payable during such period in respect of preferred Equity Interests of Holdings. For purposes of this definition, (i) the Transactions shall be deemed to have occurred on the first day of any period containing the Effective Date and (ii) the aggregate amount of interest accrued in respect of the Convertible Senior Notes during the applicable period shall be deemed to be reduced (but not below zero) by the amount of interest income received in respect of the Escrow Deposit during the applicable period.
          “Consolidated Net Income” means, for any period, the net income or loss of Holdings, the Borrower and the other Subsidiaries for such period determined on a consolidated basis in accordance with GAAP, provided that there shall be excluded (a) the income of any Subsidiary in which any Person other than Holdings or any other Subsidiary owns any Equity Interest, except to the extent of the amount of cash dividends or other cash distributions that, consistent with all legal, contractual and other applicable restrictions, may be distributed by such Subsidiary to Holdings or any other Subsidiary during such period, and (b) the income of any Person (other than Holdings or any Subsidiary that is not accounted for using the equity method of accounting) in which Holdings or any Subsidiary owns an Equity Interest, except to the extent of the amount of cash dividends or other cash distributions actually paid to Holdings or any Subsidiary during such period.
          “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or the appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.
          “Convertible Senior Notes” means the 3.875% Convertible Senior Notes due 2023 of the Borrower issued on July 21, 2003.
          “Convertible Senior Notes Escrow Account” means an escrow account with JPMorgan Chase Bank, N.A., established pursuant to the Escrow Agreement for the sole purpose of repaying the principal amount of the Convertible Senior Notes.
          “Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would become an Event of Default.
          “Designated Capital Expenditure” means a Capital Expenditure as to which a Financial Officer shall have delivered a certificate prior to the making of such

Capital Expenditure (a) designating such Capital Expenditure as a Designated Capital Expenditure, (b) certifying that the amount of such Capital Expenditure is less than the Aggregate Designated Equity Issuance Amount immediately prior to the making of such Capital Expenditure and (c) certifying the Aggregate Designated Equity Issuance Amount immediately prior to and after giving effect to such Designated Capital Expenditure.
          “Designated Equity Issuance” means any issuance of Qualified Equity Interests in Holdings for cash to the extent that the Net Proceeds of such issuance are contributed by Holdings to the Borrower.
          “Designated Investment” means an investment as to which a Financial Officer shall have delivered a certificate prior to the making of such investment (a) designating such investment as a Designated Investment, (b) certifying that the amount of such investment is less than the Aggregate Designated Equity Issuance Amount immediately prior to the making of such investment and (c) certifying the Aggregate Designated Equity Issuance Amount immediately prior to and after giving effect to such Designated Investment.
          “Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.06.
          “Disqualified Equity Interests” means Equity Interests that (a) require the payment of any dividends (other than dividends payable solely in shares of Qualified Equity Interests), (b) mature or are mandatorily redeemable or subject to mandatory repurchase or redemption (in each case by Holdings or any Subsidiary) or repurchase (by Holdings or any Subsidiary) at the option of the holders thereof, in each case in whole or in part and whether upon the occurrence of any event, pursuant to a sinking fund obligation on a fixed date or otherwise, in each case prior to the date that is 180 days after the Term Maturity Date (other than (i) upon payment in full of the Loan Document Obligations, reduction of the LC Exposure to zero and termination of the Commitments or (ii) upon a “change in control”, provided that any payment required pursuant to this clause (ii) is contractually subordinated in right of payment to the Loan Document Obligations on terms reasonably satisfactory to the Administrative Agent and such requirement is applicable only in circumstances that are market on the date of issuance of such Equity Interests), (c) require the maintenance or achievement of any financial performance standards other than as a condition to the taking of specific actions or provide remedies to holders thereof (other than voting and management rights and increases in pay-in-kind dividends) or (d) are convertible or exchangeable, automatically or at the option of any holder thereof, into any Indebtedness, Equity Interests or other assets other than Qualified Equity Interests.
          “dollars” or “$” refers to lawful money of the United States of America.
          “Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02).

          “Environmental Laws” means all treaties, laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by or with any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the generation, management, release or threatened release of any Hazardous Material or to health and safety matters.
          “Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation, or restoration, administrative oversight costs, consultants’ fees, fines, penalties or indemnities), of Holdings, the Borrower or any other Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.
          “Equity Contribution” means (i) the contribution by the Permitted Investors to Holdings, and by Holdings to the Borrower, in each case in cash and in the form of common equity, of an aggregate amount of not less than $127,400,000 and (ii) the contribution by the Permitted Investors to Holdings of Equity Interests in the Borrower with a value of not less than $26,600,000 (based on the per share consideration paid in connection with the Merger).
          “Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.
          “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
          “ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with the Borrower or any other Subsidiary, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.
          “ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) the existence with respect to any Plan of an “accumulated funding deficiency” (as defined in Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(d) of the Code or Section 303(d) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by the Borrower, any other Subsidiary or any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by the Borrower, any other Subsidiary or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by the Borrower, any other Subsidiary or any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by the Borrower, any other Subsidiary or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower, any other Subsidiary or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.
          “Escrow Agreement” means an escrow agreement between the Borrower and the Administrative Agent in substantially the form of Exhibit E hereto.
          “Escrow Deposit” means the funding by the Borrower of cash in the amount of $[75,846,325.53] into the Convertible Senior Notes Escrow Account.
          “Eurodollar”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.
          “Event of Default” has the meaning specified in Article VII.
          “Excess Cash Flow” means, for any fiscal year of Holdings, the sum (without duplication) of:
          (a) the consolidated net income (or loss) of Holdings, the Borrower and the other Subsidiaries for such fiscal year, adjusted to exclude (i) any gains or losses attributable to Prepayment Events and (ii) the aggregate amount of such consolidated net income attributable to Foreign Subsidiaries that may not be distributed to Holdings, the Borrower or any other Domestic Subsidiary without resulting in material adverse tax consequences to Holdings and the Subsidiaries; plus
          (b) depreciation, amortization and other non-cash charges or losses (including deferred income taxes) deducted in determining such consolidated net income (or loss) for such fiscal year; plus
          (c) the sum of (i) the amount, if any, by which Net Working Capital decreased during such fiscal year plus (ii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of Holdings, the Borrower and the other Subsidiaries increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated accrued long-term asset accounts of Holdings, the Borrower and the other Subsidiaries decreased during such fiscal year; provided that such sum shall be adjusted to exclude any amounts described in the immediately preceding clauses (i), (ii) and (iii) that are attributable to Foreign Subsidiaries that may not dividend cash to Holdings, the Borrower or any other Domestic Subsidiary without causing material adverse tax consequences to Holdings or any Subsidiary; minus

          (d) the sum of (i) any non-cash gains included in determining such consolidated net income (or loss) for such fiscal year plus (ii) the amount, if any, by which Net Working Capital increased during such fiscal year plus (iii) the net amount, if any, by which the consolidated deferred revenues and other consolidated accrued long-term liability accounts of Holdings, the Borrower and the other Subsidiaries decreased during such fiscal year plus (iv) the net amount, if any, by which the consolidated accrued long-term asset accounts of Holdings, the Borrower and the other Subsidiaries increased during such fiscal year; provided that such sum shall be adjusted to exclude any amounts described in the immediately preceding clauses (ii), (iii) and (iv) that are attributable to Foreign Subsidiaries that may not dividend cash to Holdings, the Borrower or any other Domestic Subsidiary without causing material adverse tax consequences to Holdings or any Subsidiary; minus
          (e) Capital Expenditures made in cash for such fiscal year or committed to be made during such fiscal year, so long as such Capital Expenditures have been made prior to the date on which a certificate of a Financial Officer setting forth the amount, if any, of Excess Cash Flow for such fiscal year is delivered pursuant to Section 5.01(f), (except to the extent attributable to the incurrence of Capital Lease Obligations or otherwise financed by incurring Long Term Indebtedness (excluding Indebtedness in respect of the Revolving Loans), by issuing Equity Interests (other than to Holdings, the Borrower or any other Subsidiary), through the receipt of capital contributions (other than capital contributions made by Holdings, the Borrower or any other Subsidiary) or using the proceeds of any disposition of assets outside the ordinary course of business); plus
          (f) Capital Expenditures made in such fiscal year but deducted from the amount of Excess Cash Flow with respect to the immediately preceding fiscal year pursuant to the immediately preceding clause (e); minus
          (g) the aggregate principal amount of Long-Term Indebtedness repaid or prepaid by Holdings, the Borrower and the other Subsidiaries during such fiscal year, excluding (i) Indebtedness in respect of Revolving Loans and Letters of Credit, and (ii) repayments or prepayments of Long-Term Indebtedness financed by incurring other Long-Term Indebtedness; minus
          (h) the aggregate amount of cash consideration paid in respect of Permitted Acquisitions during such fiscal year.
          “Excluded Taxes” means, with respect to the Administrative Agent, any Lender, the Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States of America, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States of America or any similar tax imposed by any other jurisdiction described in clause (a) above and (c) in the case of a Foreign Lender (other than an assignee pursuant to a request by the Borrower under Section 2.19(b)), any withholding tax that (i) is in effect and would apply to amounts payable to such Foreign Lender at the time such Foreign Lender becomes a party to this Agreement (or designates a new lending office), except to the extent that such Foreign Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to any withholding tax pursuant to Section 2.17(a), or (ii) is attributable to such Foreign Lender’s failure to comply with Section 2.17(e), provided that the term “Excluded Taxes” shall not include taxes imposed on amounts payable to the Administrative Agent, a Lender or the Issuing Bank that result from a failure by Holdings, the Borrower or any other Subsidiary to take any action that would allow such amounts to be paid free of such taxes.
          “Executive” means the chief executive officer, chief operating officer and chief financial officer of Holdings or the Borrower, as applicable.
          “Executive Agreement” means an agreement satisfactory to the Administrative Agent which shall contain provisions (i) suspending the right of the applicable Executive to any and all severance benefits if such Executive elects to resign during the six-month period immediately following the consummation of the Merger and (ii) requiring the applicable Executive to purchase from Holdings shares of common stock of Holdings.
          “Existing Specified Debt” means the Indebtedness of the Borrower set forth on Schedule 1.01.
          “Existing Letter of Credit” means each letter of credit previously issued for the account of, or guaranteed by, the Borrower pursuant to the Existing Letter of Credit Agreement that (a) is outstanding on the Effective Date and (b) is listed on Schedule 2.05.
          “Existing Letter of Credit Agreement” means the Letter of Credit Agreement dated as of September 13, 2001, between JPMorgan Chase Bank, N.A. and the Borrower.
          “Fair Labor Standards Act” means the Fair Labor Standards Act, 29 U.S.C. ss.201 et seq.
          “Federal Funds Effective Rate” means, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.
          “Financial Officer” means the chief financial officer, principal accounting officer, treasurer or controller of Holdings or the Borrower, as applicable.

          “Foreign Lender” means any Lender that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
          “Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral that constitutes Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.
          “Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any State thereof or the District of Columbia.
          “GAAP” means generally accepted accounting principles in the United States of America.
          “Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra national bodies such as the European Union or the European Central Bank).
          “Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or obligation; provided, that the term Guarantee shall not include endorsements for collection or deposit in the ordinary course of business.
          “Hazardous Materials” means all explosive, radioactive, hazardous or toxic substances, materials, wastes or other pollutants, including petroleum or petroleum by-products or distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, chlorofluorocarbons and other ozone depleting substances or mold which are regulated pursuant to any Environmental Law.
          “Hedging Agreement” means any interest rate protection agreement, foreign currency exchange agreement, commodity price protection agreement or other interest or currency exchange rate or commodity price hedging arrangement.
          “Holdings” means Perseus Holding Corp.

          “Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind made to such Person, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person and delivered to such Person or its designee, (e) all obligations of such Person in respect of the deferred purchase price of property or services (excluding (x) trade accounts payable incurred in the ordinary course of business and (y) earn-outs and similar contingent payments except to the extent that the liability on such payments becomes fixed), (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (j) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances and (k) all obligations of such Person in respect of Disqualified Equity Interests. The Indebtedness of any Person shall include the Indebtedness of any other entity (including any partnership in which such Person is a general partner) to the extent such Person is liable therefor as a result of such Person’s ownership interest in or other relationship with such entity, except to the extent the terms of such Indebtedness provide that such Person is not liable therefor.
          “Indemnified Taxes” means Taxes other than Excluded Taxes.
          “Index Debt” means the credit facilities made available under this Agreement.
          “Information Memorandum” means the Confidential Information Memorandum dated December 2005 relating to the Borrower and the Transactions.
          “Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.
          “Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December, and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.
          “Interest Period” means, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter, as the Borrower may elect; provided, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.
          “IPO” means a bona fide underwritten initial public offering of voting common Equity Interests of Holdings or any direct or indirect parent thereof newly issued by Holdings or such parent or held in treasury as a direct result of which at least 10% of the aggregate voting common Equity Interests of Holdings or such parent (calculated on a fully diluted basis taking into account all options or other rights to acquire voting common Equity Interests of Holdings or such parent then outstanding, regardless of whether such options or other rights are then currently exercisable) will be beneficially owned by Persons other than the Permitted Investors, Holdings and Affiliates of Holdings (including all directors, officers and employees of Holdings, the Borrower or any other Subsidiary).
          “Issuing Bank” means JPMorgan Chase Bank, N.A., in its capacity as the issuer of Letters of Credit hereunder, and its successors in such capacity as provided in Section 2.05(i). The Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of the Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.
          “LC Disbursement” means a payment made by the Issuing Bank pursuant to a Letter of Credit.
          “LC Exposure” means, at any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate LC Exposure at such time.
          “Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to Section 9.04, other than any such Person that ceases to be a party hereto pursuant to Section 9.04. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.
          “Letter of Credit” means any letter of credit issued or deemed issued pursuant to this Agreement, including each Existing Letter of Credit.
          “Leverage Ratio” means, on any date, the ratio of (a) Total Indebtedness as of such date to (b) Pro Forma Adjusted Consolidated EBITDA for the period of four consecutive fiscal quarters of Holdings ended on such date (or, if such date is not the last day of a fiscal quarter, ended on the last day of the fiscal quarter of Holdings most recently ended prior to such date).
          “LIBO Rate” means, with respect to any Eurodollar Borrowing for any Interest Period, the rate appearing on Page 3750 of the Dow Jones Market Service (or on any successor or substitute page of such Service, or any successor to or substitute for such Service, providing rate quotations comparable to those currently provided on such page of such Service, as determined by the Administrative Agent from time to time for purposes of providing quotations of interest rates applicable to dollar deposits in the London interbank market) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for dollar deposits with a maturity comparable to such Interest Period. In the event that such rate is not available at such time for any reason, then the “LIBO Rate” with respect to such Eurodollar Borrowing for such Interest Period shall be the rate at which dollar deposits of an amount comparable to the amount of such Eurodollar Borrowing and for a maturity comparable to such Interest Period are offered by the principal London office of the Administrative Agent in immediately available funds in the London interbank market at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period.
          “Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset (it being understood that licenses granted to any third party to use intellectual property owned or developed by the Borrower or any other Subsidiary (for purposes of satisfying obligations of the Borrower or any other Subsidiary or otherwise) shall not constitute a Lien on such intellectual property if such licenses do not secure any other obligations), (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.
          “Loan Document Obligations” has the meaning assigned to such term in the Collateral Agreement.
          “Loan Documents” means this Agreement, the Collateral Agreement and the other Security Documents.
          “Loan Parties” means Holdings, the Borrower and the other Subsidiary Loan Parties.
          “Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

          “Long-Term Indebtedness” means any Indebtedness (excluding Indebtedness permitted by Section 6.01(a)(iii)) that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.
          “Management Stockholders” means the members of management of Holdings or the Borrower who are investors in Holdings.
          “Material Adverse Effect” means a material adverse effect on (a) the business, operations, assets, condition (financial or otherwise), liabilities (including contingent liabilities) or prospects of Holdings, the Borrower and the other Subsidiaries, taken as a whole, (b) the ability of any Loan Party to perform any of its obligations under any Loan Document or (c) the rights of or benefits available to the Lenders under any Loan Document.
          “Material Indebtedness” means Indebtedness (other than the Loans and Letters of Credit), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings, the Borrower and the other Subsidiaries in an aggregate principal amount exceeding $4,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings, the Borrower or any other Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.
          “Merger” has the meaning specified in the preamble hereto.
          “Merger Agreement” has the meaning specified in the preamble hereto.
          “Merger Consideration” has the meaning specified in the preamble hereto.
          “Moody’s” means Moody’s Investors Service, Inc.
          “Mortgage” means a mortgage, deed of trust, or other security document granting a Lien on any Mortgaged Property to secure the Obligations. Each Mortgage shall be satisfactory in form and substance to the Collateral Agent.
          “Mortgaged Property” means each parcel of real property and the improvements thereto now or hereafter owned by a Loan Party.
          “Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.
          “Net Proceeds” means, with respect to any event, (a) the cash proceeds received in respect of such event, including (i) any cash received in respect of any non-cash proceeds (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment or earn-out), but only as and when received, (ii) in the case of a casualty, insurance proceeds, and (iii) in the case of a condemnation or similar event, condemnation awards and similar payments, minus (b) the sum of (i) all reasonable fees and out-of-pocket expenses paid by Holdings, the Borrower and the other Subsidiaries to third parties in connection with such event, provided that all such fees and out-of-pocket expenses paid to Affiliates, and the arrangements under which such fees and out-of-pocket expenses are paid, shall comply with the requirements of Section 6.09(a), (ii) in the case of a sale, transfer or other disposition of an asset (including pursuant to a sale and leaseback transaction or a casualty or a condemnation or similar proceeding), the amount of all payments that are permitted hereunder and are made by Holdings, the Borrower and the other Subsidiaries as a result of such event to repay Indebtedness (other than Loans) secured by such asset or otherwise subject to mandatory prepayment as a result of such event, and (iii) the amount of all taxes paid (or reasonably estimated to be payable) by Holdings, the Borrower and the other Subsidiaries, and the amount of any reserves established by Holdings, the Borrower and the other Subsidiaries to fund contingent liabilities reasonably estimated to be payable, in each case during the year that such event occurred or the next succeeding year and that are directly attributable to such event (as determined reasonably and in good faith by a Financial Officer), provided that any reduction at any time in the amount of any such reserves (other than as a result of payments made in respect thereof) shall be deemed to constitute the receipt by the Borrower at such time of Net Proceeds in the amount of such reduction.
          “Net Working Capital” means, at any date, (a) the consolidated current assets of Holdings, the Borrower and the other Subsidiaries as of such date (excluding cash and Permitted Investments) minus (b) the consolidated current liabilities of Holdings, the Borrower and the other Subsidiaries as of such date (excluding current liabilities in respect of Indebtedness). Net Working Capital at any date may be a positive or negative number. Net Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.
          “Obligations” has the meaning assigned to such term in the Collateral Agreement.
          “Other Taxes” means any and all present or future recording, stamp, documentary, excise, transfer, sales, property or similar taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.
          “PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.
          “Perfection Certificate” means a certificate in the form of Exhibit D or any other form approved by the Collateral Agent.
          “Permitted Acquisition” means any acquisition by the Borrower or another wholly-owned Subsidiary Loan Party of all or substantially all of the outstanding Equity Interests (other than directors’ qualifying shares) in, all or substantially all the assets of, or all or substantially all the assets constituting a division or line of business of, a Person if (a) no Default has occurred and is continuing or would result therefrom, (b) such acquisition and all transactions related thereto are consummated in accordance with all material requirements of applicable laws, (c) all actions required to be taken with respect to such acquired or newly formed Subsidiary or such acquired assets under Sections 5.11 and 5.12 shall have been taken, (d) Holdings is in compliance, on a Pro Forma Basis (giving effect to such acquisition as of the last day of the most-recently ended fiscal quarter of Holdings for which the financial statements required to be delivered by Section 5.01(a) or (b) have been delivered) with the covenants contained in Sections 6.12 and 6.13, (e) after giving effect to such acquisition, there shall be no less than $5,000,000 of aggregate unused and available Revolving Commitments, (f) the business of such Person or such assets, as the case may be, constitutes a business permitted by Section 6.03(b), and (g) the Borrower has delivered to the Administrative Agent a certificate of a Financial Officer to the effect set forth in clauses (a), (b), (c), (d), (e) and (f) above, together with all relevant financial information for the Person or assets to be acquired and setting forth reasonably detailed calculations demonstrating compliance with clause (d) above.
          “Permitted Acquisition Indebtedness” means Indebtedness that (a) is incurred by the Borrower to finance any acquisition permitted hereunder, (b) is unsecured and subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and (c) matures 91 or more days after the Term Maturity Date.
          “Permitted Disqualified Equity Interests” means the Disqualified Equity Interests set forth on Schedule 3.12(b).
          “Permitted Encumbrances” means:
          (a) Liens imposed by law for taxes, assessments or other governmental charges that are not yet due or are being contested in compliance with Section 5.05;
          (b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s, landlords’ and other like Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than 30 days or are being contested in compliance with Section 5.05;
          (c) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations;
          (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;
          (e) judgment liens in respect of judgments that do not constitute an Event of Default under clause (k) of Article VII;
          (f) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or interfere with the ordinary conduct of business of Holdings, the Borrower or any other Subsidiary; and
          (g) Liens arising from Permitted Investments described in clause (d) of the definition of the term “Permitted Investments”.
provided that the term “Permitted Encumbrances” shall not include any Lien securing Indebtedness.
          “Permitted Investments” means:
          (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;
          (b) investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest or second-highest credit rating obtainable from S&P or from Moody’s;
          (c) investments in certificates of deposit, banker’s acceptances and time or demand deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000;
          (d) fully collateralized repurchase agreements with a term of not more than 30 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria described in clause (c) above;
          (e) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (d) above; and
          (f) in the case of any Foreign Subsidiary, (i) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors, which investments or obligors (or the parents of such obligors) have ratings described in clause (b) above or equivalent ratings from comparable foreign rating agencies or (ii) investments of the type and maturity described in clauses (a) through (e) above of foreign obligors (or the parents of such obligors), which investments or obligors (or the parents of such obligors) are not rated as provided in such clauses or in clause (i) above but which are, in the reasonable judgment of the Borrower, comparable in investment quality to such investments and obligors (or the parents of such obligors).

          “Permitted Investors” means the Sponsor, the Sponsor Affiliates, the Persons set forth on Schedule 1.01A and the Management Stockholders, but only to the extent that the Management Stockholders collectively hold less than 15% of each of the aggregate ordinary voting power and the aggregate equity value represented by the issued and outstanding Equity Interests in Holdings.
          “Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.
          “Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower, any other Subsidiary or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
          “Prepayment Event” means:
          (a) any sale, transfer or other disposition (including pursuant to a sale and leaseback transaction and by way of merger, consolidation or long-term license) of any property or asset of Holdings, the Borrower or any other Subsidiary yielding Net Proceeds in excess of $500,000, other than dispositions permitted by clauses (a), (b), (c), (f), (g) and (h) of Section 6.05; or
          (b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of Holdings, the Borrower or any other Subsidiary; or
          (c) the incurrence by Holdings, the Borrower or any other Subsidiary of any Indebtedness, other than Indebtedness permitted under Section 6.01.
          “Prime Rate” means the rate of interest per annum publicly announced from time to time by the Administrative Agent as its prime rate in effect at its principal office in New York City; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.
          “Pro Forma Adjusted Consolidated EBITDA” means, for any period, Consolidated Net Income for such period plus (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of (i) Consolidated Interest Expense for such period and amortization of deferred financing fees incurred as a result of the Transactions for such period, (ii) consolidated income tax expense for such period, (iii) all amounts attributable to depreciation and amortization for such period (excluding amortization expense attributable to a prepaid cash item that was paid in a prior period), (iv) non-recurring and non-cash losses or expenses for such period, (v) extraordinary losses for such period, (vi) Transaction Charges in an aggregate amount not in excess of $6,500,000, (vii) non-cash stock and non-cash stock-option based compensation expenses for such period, (viii) severance and facility closure costs incurred during the fiscal years ended December 31, 2005 and 2006 in an aggregate amount not in excess of $1,353,000, (ix) run rate head count reduction savings realized during the fiscal year ended December 31, 2005 in an aggregate amount not in excess of $1,500,000, (x) adjustments incurred during the fiscal year ended December 31, 2005 as a result of the Borrower’s and the other Subsidiaries’ conversion from monthly to weekly commission processing in an aggregate amount not in excess of $1,350,000, (xi) charges resulting from retention bonuses paid during the fiscal years ended December 31, 2005 and 2006 in an aggregate amount not in excess of $1,100,000, (xii) charges incurred during the fiscal year ended December 31, 2006 in respect of contingent executive bonuses in an aggregate amount not in excess of $994,000, (xiii) charges incurred during the fiscal year ended December 31, 2005 that will no longer be incurred as a result of the Borrower becoming a privately held company in an aggregate amount not in excess of $1,300,000, and (xiv) all professional fees paid in connection with the audit of the Borrower and the other Subsidiaries during the fiscal year ended December 31, 2006 to determine compliance with the Sarbanes-Oxley Act of 2002 in an aggregate amount not in excess of $600,000 and minus (b) without duplication and to the extent included in such Consolidated Net Income, the sum of (i) non-recurring and non-cash gains for such period and (ii) extraordinary gains for such period, all determined on a consolidated basis in accordance with GAAP; provided that, notwithstanding the foregoing, Pro Forma Adjusted Consolidated EBITDA shall be determined without giving effect to any changes resulting from the reclassification of the property management systems operations consisting of Guestview, NovaPlus and PegasusCentral from a discontinued operation to a continuing operation.
          “Pro Forma Basis” means, with respect to the calculation of the financial covenants contained in Sections 6.12, 6.13 and 6.14 as of any date, that such calculation shall give pro forma effect to all Permitted Acquisitions (and, if such calculation is being made for the purpose of determining whether any proposed acquisition will constitute a Permitted Acquisition, such proposed acquisition) that will have occurred during the four consecutive fiscal quarter period of the Borrower most-recently ended on or prior to such date as if they had occurred on the first day of such four consecutive fiscal quarter period (including cost savings to the extent such cost savings (x) would be permitted to be reflected in pro forma financial information complying with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission, and as certified by a Financial Officer) or (y) are certified by the chief financial officer of the Borrower as factually supportable (with reasonably detailed calculations).
          “Qualified Equity Interests” means Equity Interests of Holdings other than Disqualified Equity Interests.
          “Register” has the meaning specified in Section 9.04.
          “Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

          “Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time.
          “Requirement of Law” means, with respect to any Person, (a) the charter, articles or certificate of organization or incorporation and bylaws or other organizational or governing documents of such Person and (b) any statute, law, treaty, rule, regulation, order, decree, writ, injunction or determination of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
          “Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings, the Borrower or any other Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Equity Interests in Holdings, the Borrower or any other Subsidiary or any option, warrant or other right to acquire any such Equity Interests in Holdings, the Borrower or any other Subsidiary or any other payment (including any payment under any Hedging Agreement) that has a substantially similar effect to any of the foregoing.
          “Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.
          “Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum permitted aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Revolving Commitment, as applicable. The initial aggregate amount of the Lenders’ Revolving Commitments is $10,000,000.
          “Revolving Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.
          “Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

          “Revolving Loan” means a Loan made pursuant to clause (b) of Section 2.01.
          “Revolving Maturity Date” means May 4, 2011.
          “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
          “Secured Parties” has the meaning assigned to such term in the Collateral Agreement.
          “Securitization” has the meaning specified in Section 9.12.
          “Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Mortgages and each other security agreement or other instrument or document executed and delivered pursuant to Section 5.11 or 5.12 to secure any of the Obligations.
          “Sponsor” means Prides Capital Fund I, L.P.
          “Sponsor Affiliate” means any Affiliate of the Sponsor other than (a) Holdings, the Borrower and the other Subsidiaries and (b) any other operating company or a Person controlled by such an operating company.
          “Statutory Reserve Rate” means a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board to which the Administrative Agent is subject with respect to the Adjusted LIBO Rate, for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board). Such reserve percentages shall include those imposed pursuant to such Regulation D. Eurodollar Loans shall be deemed to constitute eurocurrency funding and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D or any comparable regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.
          “subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP, as well as any other corporation, limited liability company, partnership, association or other entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held, or (b) that is, as of such date, otherwise

Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent.
          “Subsidiary” means any subsidiary of Holdings. For purposes of Section 4.02(a), references to “Subsidiaries” herein shall be deemed, on the date of any borrowing hereunder to finance the acquisition of any Person or of all or substantially all the assets of or any division or line of business of any Person, to include the Person or assets to be acquired.
          “Subsidiary Loan Party” means any Subsidiary that is not a Foreign Subsidiary.
          “Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans.
          “Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the Swingline Exposure at such time.
          “Swingline Lender” means JPMorgan Chase Bank, N.A., in its capacity as lender of Swingline Loans hereunder.
          “Swingline Loan” means a Loan made pursuant to Section 2.04.
          “Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.
          “Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 9.04. The initial amount of each Lender’s Term Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Term Commitment, as applicable. The initial aggregate amount of the Lenders’ Term Commitments is $110,000,000.
          “Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.
          “Term Loan” means a Loan made pursuant to clause (a) of Section 2.01.
          “Term Maturity Date” means May 4, 2013.
          “Total Indebtedness” means, as of any date, the aggregate principal amount of Indebtedness (but only of the types referred to in clauses (a) through (e) and (h) of the definition thereof, and in each case only to the extent such amounts would be reflected as indebtedness on Holding’s consolidated balance sheet prepared in accordance with GAAP) of Holdings, the Borrower and the other Subsidiaries outstanding as of such date, provided that (i) the term “Indebtedness” shall not include contingent obligations of Holdings, the Borrower or any other Subsidiary as an account party or applicant in respect of any letter of credit or letter of guaranty unless such letter of credit or letter of guaranty supports an obligation that constitutes Indebtedness and (ii) Total Indebtedness shall be reduced by the lesser of (x) the amount of cash held in the Convertible Senior Notes Escrow Account as of such date and (y) the aggregate principal amount of the Convertible Senior Notes outstanding as of such date.
          “Transaction Charges” means, collectively and without duplication, the following charges to the extent resulting from the Transactions: (i) costs of obtaining run-off directors’ and officers’ insurance and (ii) all other Transaction Costs (including advisory fees payable to Bear Stearns and proxy filing fees).
          “Transaction Costs” means all fees, costs and expenses (including fees paid for consulting and financial services) incurred or payable by Holdings, the Borrower or any other Subsidiary in connection with the Transactions.
          “Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the creation of the Liens created by the Security Documents, the borrowing of the Loans, the use of the proceeds thereof and the issuance of the Letters of Credit, (b) the Equity Contribution, (c) the Acquisition and the other transactions contemplated by the Acquisition Documents, (d) the repayment of the Existing Specified Debt, (e) the execution and delivery of the Escrow Agreement and the making of the Escrow Deposit, (f) the execution, delivery and performance of each Executive Agreement and (g) the payment of the Transaction Costs.
          “Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted LIBO Rate or the Alternate Base Rate.
          “wholly-owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than directors’ qualifying shares) are, as of such date, owned, controlled or held by such Person or one or more wholly-owned Subsidiaries of such Person or by such Person and one or more wholly-owned Subsidiaries of such Person.
          “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
          SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurodollar Loan”) or by Class and Type (e.g., a “Eurodollar Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a

“Revolving Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Revolving Borrowing”).
          SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.
          SECTION 1.04. Accounting Terms; GAAP. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided that, if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.
          SECTION 1.05. Pro Forma Calculations. With respect to any period during which any Permitted Acquisition occurs, for purposes of determining compliance with the covenants contained in Sections 6.12, 6.13 and 6.14, or for purposes of determining the Leverage Ratio, Pro Forma Adjusted Consolidated EBITDA and Consolidated Interest Expense, calculations with respect to such period shall be made on a Pro Forma Basis.
          SECTION 1.06. Effect of Transactions. Each of the representations and warranties of Holdings and the Borrower contained in this Agreement (and all corresponding definitions) are made after giving effect to the Transactions, unless the context otherwise requires.

ARTICLE II
The Credits
          SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, each Lender agrees (a) to make a Term Loan to the Borrower on the Effective Date in a principal amount not exceeding its Term Commitment and (b) to make Revolving Loans to the Borrower from time to time during the Revolving Availability Period in an aggregate principal amount that will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment, provided that no Revolving Loans shall be made on the Effective Date. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid in respect of Term Loans may not be reborrowed.
          SECTION 2.02. Loans and Borrowings. (a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.
          (b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the Borrower may request in accordance herewith. Each Swingline Loan shall be an ABR Loan. Each Lender at its option may make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrower to repay such Loan in accordance with the terms of this Agreement.
          (c) At the commencement of each Interest Period for any Eurodollar Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. At the time that each ABR Revolving Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $500,000 and not less than $1,000,000. Each Swingline Loan shall be in an amount that is an integral multiple of $50,000 and not less than $100,000. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount that is equal to the entire unused balance of the aggregate Revolving Commitments. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of eight Eurodollar Borrowings outstanding.
          (d) Notwithstanding any other provision of this Agreement, the Borrower shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Revolving Maturity Date or Term Maturity Date, as applicable.

          SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurodollar Borrowing, not later than 12 noon, New York City time, three Business Days before the date of the proposed Borrowing or (b) in the case of an ABR Borrowing, not later than 12 noon, New York City time, one Business Day before the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Borrowing Request in a form approved by the Administrative Agent and signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:
     (a) whether the requested Borrowing is to be a Revolving Borrowing or Term Borrowing;
     (b) the aggregate amount of such Borrowing;
     (c) the date of such Borrowing, which shall be a Business Day;
     (d) whether such Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing;
     (e) in the case of a Eurodollar Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”; and
     (f) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06.
If no election as to the Type of Borrowing is specified, (a) in a Borrowing Request delivered at least three Business Days prior to the date of the proposed Borrowing, then the requested Borrowing shall be a Eurodollar Borrowing with an Interest Period of one month or (b) in a Borrowing Request delivered less than three Business Days prior to the date of the proposed Borrowing, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period is specified with respect to any requested Eurodollar Revolving Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.
          SECTION 2.04. Swingline Loans. (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $2,000,000 or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.
          (b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent of such request by telephone (confirmed by telecopy), not later than 12:00 noon, New York City time, on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan. The Administrative Agent will promptly advise the Swingline Lender of any such notice received from the Borrower. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit account of the Borrower maintained with the Swingline Lender by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.
          (c) The Swingline Lender may by written notice given to the Administrative Agent not later than 12:00 noon, New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other party on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, if and to the extent such payment is required to be refunded to the Borrower for any reason.

The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.
          SECTION 2.05. Letters of Credit. (a) General. Subject to the terms and conditions set forth herein, the Borrower may request the issuance of Letters of Credit for its own account, in a form reasonably acceptable to the Administrative Agent and the Issuing Bank, at any time and from time to time during the Revolving Availability Period. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control.
          (b) Notice of Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the Issuing Bank) to the Issuing Bank and the Administrative Agent (reasonably in advance of the requested date of issuance, amendment, renewal or extension) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (c) of this Section), the amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the Issuing Bank, the Borrower also shall submit a letter of credit application on the Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments and (ii) the aggregate LC Exposure shall not exceed $5,000,000.
          (c) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that any Letter of Credit may contain customary automatic renewal provisions agreed upon by the Borrower and the Issuing Bank pursuant to which the expiration date is automatically extended for a period of up to 12 months (but not to a date later than the date set forth in clause (ii) above), subject to a right on the part of the Issuing Bank to prevent any such renewal from occurring by giving notice to the beneficiary at least 30 days in advance of any such renewal.
          (d) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank or the Lenders, the Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from the Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent, for the account of the Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by the Issuing Bank and not reimbursed by the Borrower on the date due as provided in paragraph (e) of this Section, or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
          (e) Reimbursement. If the Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the date that such LC Disbursement is made, if the Borrower shall have received notice of such LC Disbursement prior to 10:00 a.m., New York City time, on such date, or, if such notice has not been received by the Borrower prior to such time on such date, then not later than 12:00 noon, New York City time, on (i) the Business Day that the Borrower receives such notice, if such notice is received prior to 10:00 a.m., New York City time, on the day of receipt, or (ii) the Business Day immediately following the day that the Borrower receives such notice, if such notice is not received prior to such time on the day of receipt. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Lender’s Applicable Percentage thereof. Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders), and the Administrative Agent shall promptly pay to the Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse the Issuing Bank, then to such Lenders and the Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse the Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

          (f) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (e) of this Section shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by the Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Bank or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any other event or condition; provided that the foregoing shall not be construed to excuse the Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by the Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof. The parties hereto expressly agree that, in the absence of gross negligence or wilful misconduct on the part of the Issuing Bank (as finally determined by a court of competent jurisdiction), the Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, the Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit, and any such acceptance or refusal shall be deemed not to constitute gross negligence or wilful misconduct.
          (g) Disbursement Procedures. The Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. The Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by telecopy) of such demand for payment and whether the Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Issuing Bank and the

Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (e) of this Section.
          (h) Interim Interest. If the Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement within two Business Days of when such reimbursement is due pursuant to paragraph (e) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be for the account of the Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (e) of this Section to reimburse the Issuing Bank shall be for the account of such Lender to the extent of such payment.
          (i) Replacement of the Issuing Bank. The Issuing Bank may be replaced at any time by written agreement among the Borrower, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank. The Administrative Agent shall notify the Lenders of any such replacement of the Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.12(b). From and after the effective date of any such replacement, (i) the successor Issuing Bank shall have all the rights and obligations of the Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (ii) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require. After the replacement of an Issuing Bank hereunder, the replaced Issuing Bank shall remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such replacement, but shall not be required to issue additional Letters of Credit.
          (j) Cash Collateralization. If any Event of Default shall occur and be continuing, on the Business Day that the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Revolving Lenders with LC Exposure representing greater than 50% of the LC Exposure) demanding the deposit of cash collateral pursuant to this paragraph, the Borrower shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (h) or (i) of Article VII. The Borrower also shall deposit cash collateral pursuant to this paragraph as and to the extent required by Section 2.11. Each such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. The

Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Revolving Lenders with LC Exposure representing greater than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrower under this Agreement. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived.
          (k) Existing Letters of Credit. Upon satisfaction of the conditions specified in Sections 4.01 and 4.02 on the Effective Date, each Existing Letter of Credit will, automatically and without any action on the part of any Person, be deemed to be a Letter of Credit issued hereunder for all purposes of this Agreement and the other Loan Documents.
          SECTION 2.06. Funding of Borrowings. (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time, to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders, provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request.
          (b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in its sole discretion and in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrower severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation or (ii) in the case of the Borrower, the interest rate applicable to ABR Loans. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.
          SECTION 2.07. Interest Elections. (a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurodollar Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurodollar Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Borrowings, which may not be converted or continued.
          (b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Revolving Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent of a written Interest Election Request in a form approved by the Administrative Agent and signed by the Borrower.
          (c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.02:
     (i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);
     (ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;
     (iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurodollar Borrowing; and
     (iv) if the resulting Borrowing is a Eurodollar Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period”.
If any such Interest Election Request requests a Eurodollar Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

          (d) Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.
          (e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurodollar Borrowing prior to the date that is three Business Days prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid (subject to Section 2.16) before the end of such interest period as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurodollar Borrowing with an Interest Period of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing may be converted to or continued as a Eurodollar Borrowing and (ii) unless repaid, each Eurodollar Borrowing shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.
          SECTION 2.08. Termination and Reduction of Commitments. (a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.
          (b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class; provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.
          (c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable; provided that a notice of termination of the Revolving Commitments delivered by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities, in which case such notice may be revoked by the Borrower (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.
          SECTION 2.09. Repayment of Loans; Evidence of Debt. (a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Revolving Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made, provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.
          (b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.
          (c) The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the Class and Type thereof and the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.
          (d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Loans and pay interest thereon in accordance with the terms of this Agreement.
          (e) Any Lender may request that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall prepare, execute and deliver to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in a form approved by the Administrative Agent. Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 9.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).
          SECTION 2.10. Amortization of Term Loans. (a) Subject to adjustment pursuant to paragraph (c) of this Section, the Borrower shall repay the Term Borrowings in equal quarterly installments on the last day of each fiscal quarter beginning on June 30, 2006, in an aggregate amount for each year equal to 1.00% of the aggregate amount of Term Commitments on the date hereof, with the balance of any Term Borrowings still outstanding on the Term Maturity Date payable on such date.
          (b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

          (c) Any prepayment of a Term Borrowing shall be applied to reduce the subsequent scheduled repayments of the Term Borrowings to be made pursuant to this Section ratably; provided that, with respect to voluntary prepayments of Term Borrowings, the Borrower may specify the manner in which such voluntary prepayment shall be applied in the notice of such voluntary prepayment.
          (d) Prior to any repayment of any Term Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be repaid and shall notify the Administrative Agent by telephone (confirmed by telecopy) of such election not later than 12 noon, New York City time, three Business Days before the scheduled date of such repayment. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.
          SECTION 2.11. Prepayment of Loans. (a) The Borrower shall have the right at any time and from time to time to prepay any Borrowing in whole or in part, subject to the requirements of this Section and payment of any amounts required under Section 2.16.
          (b) In the event and on such occasion that the aggregate Revolving Exposures exceed the aggregate Revolving Commitments, the Borrower shall prepay Revolving Borrowings or Swingline Borrowings (or, if no such Borrowings are outstanding, deposit cash collateral in an account with the Administrative Agent pursuant to Section 2.05(j)) in an aggregate amount equal to such excess.
          (c) In the event and on each occasion that any Net Proceeds are received by or on behalf of Holdings, the Borrower or any other Subsidiary in respect of any Prepayment Event, the Borrower shall, within three Business Days after such Net Proceeds are received, prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds, provided that, in the case of any event described in clause (a) or (b) of the definition of the term “Prepayment Event”, if the Borrower shall deliver to the Administrative Agent within three Business Days after such Net Proceeds are received a certificate of a Financial Officer stating its intention to apply the Net Proceeds from such event (or a portion thereof) within 270 days after receipt of such Net Proceeds to acquire real property, equipment or other assets (other than cash, cash equivalents and securities) to be used in the business of the Borrower and the other Subsidiaries, then no prepayment shall be required pursuant to this paragraph in respect of the Net Proceeds of such event (or the portion of such Net Proceeds specified in such certificate, if applicable) except to the extent of any such Net Proceeds that have not been so applied by the end of such 270-day period, at which time a prepayment shall be required in an amount equal to such Net Proceeds that have not been so applied; provided further that the Borrower shall not be permitted to make elections pursuant to the immediately preceding proviso with respect to Net Proceeds in any fiscal year aggregating in excess of $4,000,000.
          (d) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending on December 31, 2006, the Borrower shall prepay Term

Borrowings in an aggregate amount equal to 75% (or, if the Leverage Ratio at the end of such fiscal year shall have been (i) less than 2.50 to 1.00 but equal to or greater than 2.00 to 1.00, 62.5% or (ii) less than 2.00 to 1.00, 50%) of Excess Cash Flow for such fiscal year. Each prepayment pursuant to this paragraph shall be made on or before the date on which financial statements are delivered pursuant to Section 5.01 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event within 90 days after the end of such fiscal year).
          (e) Prior to any optional or mandatory prepayment of Borrowings hereunder, the Borrower shall select the Borrowing or Borrowings to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section.
          (f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of a prepayment of a Eurodollar Borrowing, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment or (iii) in the case of prepayment of a Swingline Loan, not later than 12:00 noon, New York City time, on the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of each Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment, a reasonably detailed calculation of the amount of such prepayment; provided, that if a notice of optional prepayment is given in connection with a conditional notice of termination of the Revolving Commitments as contemplated by Section 2.08, then such notice of prepayment may be revoked if such notice of termination is revoked in accordance with Section 2.08. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.
          (g) All voluntary prepayments of Term Loans effected on or prior to the first anniversary of the Effective Date with the proceeds of a substantially concurrent issuance or incurrence of Indebtedness will be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment if the Applicable Rate or similar interest rate spread applicable to such Indebtedness is, or upon satisfaction of certain conditions could be, less than the Applicable Rate that would apply to the Term Loans (based on the definition of Applicable Rate as in effect on the Effective Date). Such fee shall be paid by the Borrower to the Administrative Agent, for the accounts of the Term Lenders, on the date of such prepayment.

          SECTION 2.12. Fees. (a) The Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee, which shall accrue at a rate equal to 0.50% per annum on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the date of this Agreement to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on the first such date to occur after the date hereof. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender (and the Swingline Exposure of such Lender shall be disregarded for such purpose).
          (b) The Borrower agrees to pay (i) to the Administrative Agent for the account of each Revolving Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at any time at the Applicable Rate used at such time to compute interest on Eurodollar Revolving Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to the Issuing Bank a fronting fee, which shall accrue at a rate equal to 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to but excluding the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as the Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Effective Date; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to the Issuing Bank pursuant to this paragraph shall be payable within 10 days after demand. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).
          (c) Each of Holdings and the Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between Holdings or the Borrower, as applicable, and the Administrative Agent.

          (d) All fees payable hereunder shall be paid on the dates due, in immediately available funds, to the Administrative Agent (or to the Issuing Bank, in the case of fees payable to it) for distribution, in the case of commitment fees and participation fees, to the Lenders entitled thereto. Fees paid shall not be refundable under any circumstances.
          SECTION 2.13. Interest. (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.
          (b) The Loans comprising each Eurodollar Borrowing shall bear interest at the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.
          (c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section.
          (d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments; provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurodollar Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.
          (e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted LIBO Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.
          SECTION 2.14. Alternate Rate of Interest. If prior to the commencement of any Interest Period for a Eurodollar Borrowing:

     (a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted LIBO Rate for such Interest Period; or
     (b) the Administrative Agent is advised by the Required Lenders that the Adjusted LIBO Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;
then the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurodollar Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurodollar Borrowing, such Borrowing shall be made as an ABR Borrowing.
          SECTION 2.15. Increased Costs. (a) If any Change in Law shall:
     (i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any such reserve requirement reflected in the Adjusted LIBO Rate) or the Issuing Bank; or
     (ii) impose on any Lender or the Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurodollar Loans made by such Lender or any Letter of Credit or participation therein;
and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurodollar Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or the Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or the Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank, as the case may be, for such additional costs incurred or reduction suffered.
          (b) If any Lender or the Issuing Bank determines that any Change in Law regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s or the Issuing Bank’s capital or on the capital of such Lender’s or the Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by the Issuing Bank, to a level below that which such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or the Issuing Bank’s policies and the policies of such Lender’s or the Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender or the Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or the Issuing Bank or such Lender’s or the Issuing Bank’s holding company for any such reduction suffered.
          (c) A certificate of a Lender or the Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or the Issuing Bank or its holding company, as the case may be, as specified in paragraph (a) or (b) of this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender or the Issuing Bank, as the case may be, the amount shown as due on any such certificate within 10 days after receipt thereof.
          (d) Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Borrower shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 270 days prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 270-day period referred to above shall be extended to include the period of retroactive effect thereof.
          SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurodollar Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or, if applicable, the date provided for in connection with an automatic conversion in accordance with Section 2.07(e), or (d) the assignment of any Eurodollar Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19, then, in any such event, the Borrower shall compensate each Lender for the loss, cost and expense attributable to such event. In the case of a Eurodollar Loan, such loss, cost or expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Adjusted LIBO Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for dollar deposits of a comparable amount and period from other banks in the eurodollar market. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 10 days after receipt thereof.
          SECTION 2.17. Taxes. (a) Any and all payments by or on account of any obligation of any Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction for any Indemnified Taxes or Other Taxes; provided that if the Borrower shall be required to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable shall be increased as necessary so that after making all required deductions (including deductions applicable to additional sums payable under this Section) the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant Governmental Authority in accordance with applicable law.
          (b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
          (c) The Borrower shall indemnify the Administrative Agent, each Lender and the Issuing Bank, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes or Other Taxes paid by the Administrative Agent, such Lender or the Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of the Borrower hereunder or under any other Loan Document (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender or the Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or the Issuing Bank, shall be conclusive absent manifest error.
          (d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by the Borrower to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.
          (e) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the laws of the United States of America, or any treaty to which the United States of America is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by US law, such properly completed and executed documentation prescribed by US law or reasonably requested by the Borrower as will permit such payments to be made without withholding or at a reduced rate. Holdings and the Borrower agree to take, and to cause all Subsidiaries to take, all actions required in order for all exemptions from withholding taxes available to any Foreign Lender to be effective.
          SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Set-offs. (a) The Borrower shall make each payment required to be made by it hereunder or under any other Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 12:00 noon, New York City time), on the date when due, in immediately available funds, without set-off or counterclaim. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to the Administrative Agent at its offices at 270 Park Avenue, New York, New York, except payments to be made directly to the Issuing Bank or Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, in the case of any payment accruing interest, interest thereon shall be payable for the period of such extension. All payments under each Loan Document shall be made in dollars.
          (b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.
          (c) If any Lender shall, by exercising any right of set-off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC

Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (ii) the provisions of this paragraph shall not be construed to apply to any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to the Borrower or any other Subsidiary or other Affiliate thereof (as to which the provisions of this paragraph shall apply). The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.
          (d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Bank hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in its sole discretion and in reliance upon such assumption, distribute to the Lenders or the Issuing Bank, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or the Issuing Bank, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.
          (e) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(a) or (b), 2.18(d) or 9.03(c), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.
          SECTION 2.19. Mitigation Obligations; Replacement of Lenders. (a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not be inconsistent with its internal policies or otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.
          (b) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17, or if any Lender defaults in its obligation to fund Loans hereunder, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and, if a Revolving Commitment is being assigned, the Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) the Borrower or such assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b) and (iv) in the case of any such assignment resulting from a claim for compensation under Section 2.15 or payments required to be made pursuant to Section 2.17, such assignment will result in a reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above) the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
ARTICLE III
Representations and Warranties
          Each of Holdings and the Borrower represents and warrants to the Lenders, as to itself and each Subsidiary, as follows:
          SECTION 3.01. Organization; Powers. Each of Holdings, the Borrower and the other Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and as proposed to be conducted, to execute, deliver and perform its obligations under each Loan Document to which it is a party, and, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required.
          SECTION 3.02. Authorization; Enforceability. The Transactions to be entered into by each Loan Party are within such Loan Party’s corporate powers and have been duly authorized by all necessary corporate or other action and, if required, stockholder action. This Agreement has been duly executed and delivered by each of Holdings and the Borrower and constitutes, and each other Loan Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of Holdings, the Borrower or such Loan Party, as the case may be, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.
          SECTION 3.03. Governmental Approvals; No Conflicts. The Transactions (a) do not require any material consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except such as have been obtained or made and are in full force and effect and except filings necessary to perfect Liens created under the Loan Documents, (b) will not violate any material Requirement of Law applicable to Holdings, the Borrower or any other Subsidiary, (c) will not violate or result in a default under any material indenture, agreement or other instrument binding upon Holdings, the Borrower or any other Subsidiary or their respective assets, or give rise to a right thereunder to require any payment to be made by Holdings, the Borrower or any other Subsidiary or give rise to a right of, or result in, termination, cancelation or acceleration of any obligation thereunder, and (d) will not result in the creation or imposition of any Lien on any asset of Holdings, the Borrower or any other Subsidiary, except Liens created under the Loan Documents.
          SECTION 3.04. Financial Condition; No Material Adverse Change. (a) The Borrower has heretofore furnished to the Lenders its consolidated balance sheets and consolidated statements of income, stockholders’ equity and cash flows as of and for the fiscal years ended December 31, 2005, 2004 and 2003, reported on by PricewaterhouseCoopers LLP. Such financial statements present fairly, in all material respects, the financial position, results of operations and cash flows of the Borrower and its subsidiaries as of such dates and for such periods in accordance with GAAP consistently applied.
          (b) Holdings has heretofore furnished to the Lenders its pro forma consolidated balance sheet as of December 31, 2005, prepared giving effect to the Transactions as if such Transactions had occurred on such date. Such pro forma consolidated balance sheet (i) has been prepared in good faith based on information available to Holdings and the same assumptions used to prepare the pro forma financial statements included in the Information Memorandum (which assumptions are believed by Holdings and the Borrower to be reasonable), (ii) accurately reflects all adjustments (A) necessary to give effect to the Transactions in accordance with the requirements of GAAP and Article XI of Regulation S-X under the Securities Act of 1933, as amended, as interpreted by the Staff of the Securities and Exchange Commission, or (B) as otherwise agreed between Holdings and the Administrative Agent and (iii) presents fairly, in all material respects, the pro forma financial position of Holdings, the Borrower and the other Subsidiaries as of December 31, 2005, as if the Transactions had occurred on such date or at the beginning of such period.
          (c) Except as disclosed in the financial statements referred to above or the notes thereto or in the Information Memorandum and except for the Disclosed Matters, after giving effect to the Transactions, none of Holdings, the Borrower or the other Subsidiaries has, as of the Effective Date, any material direct or contingent liabilities, unusual long-term commitments or unrealized losses.
          (d) No event, change or condition has occurred that has had, or could reasonably be expected to have, a Material Adverse Effect since December 31, 2004.
          SECTION 3.05. Properties; Intellectual Property; Liens. (a) Each of Holdings, the Borrower and the other Subsidiaries has good title to, or valid leasehold interests in, all its real and personal property material to its business (including the Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or as proposed to be conducted or to utilize such properties for their intended purposes.
          (b) Each of Holdings, the Borrower and the other Subsidiaries owns, or is licensed to use, all material trademarks, tradenames, copyrights, patents and other intellectual property material to its business, and the use thereof by Holdings, the Borrower and the other Subsidiaries does not materially infringe upon the rights of any other Person, nor is such intellectual property being materially infringed upon by any other Person or the subject of a pending or, to the knowledge of Holdings or the Borrower, threatened material claim challenging the use or the validity thereof.
          (c) Schedule 3.05 sets forth the address of each real property that is owned or leased by Holdings, the Borrower or any other Subsidiary as of the Effective Date after giving effect to the Transactions.
          (d) As of the Effective Date, none of Holdings, the Borrower or any other Subsidiary has received notice of, or has knowledge of, any pending or contemplated condemnation proceeding affecting any Mortgaged Property or any sale or disposition thereof in lieu of condemnation. Neither any Mortgaged Property nor any interest therein is subject to any right of first refusal, option or other contractual right to purchase such Mortgaged Property or interest therein.
          (e) None of the real or personal property owned by Holdings, the Borrower or any other Subsidiary is subject to any Lien except as permitted in Section 6.02.
          SECTION 3.06. Litigation and Environmental Matters. (a) There are no material actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of Holdings, the Borrower or any other

Subsidiary threatened against or affecting Holdings, the Borrower or any other Subsidiary (i) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.
          (b) Except for the Disclosed Matters and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, neither Holdings, the Borrower nor any other Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.
          SECTION 3.07. Compliance with Laws and Agreements. Each of Holdings, the Borrower and the other Subsidiaries is in compliance with (a) all material Requirements of Law applicable to it or its property and (b) all indentures, agreements and other instruments binding upon it or its property, except, in the case of clause (b), where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.08. Investment Company Status. None of Holdings, the Borrower or any other Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.
          SECTION 3.09. Taxes. Each of Holdings, the Borrower and the other Subsidiaries has timely filed or caused to be filed all Tax returns and reports required to have been filed and has paid or caused to be paid all Taxes required to have been paid by it, except (a) any Taxes that are being contested in good faith by appropriate proceedings and for which Holdings, the Borrower or other such Subsidiary, as applicable, has set aside on its books adequate reserves or (b) to the extent that the failure to do so could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 3.10. ERISA. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect. The present value of all accumulated benefit obligations under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of such Plan, and the present value of all accumulated benefit obligations of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the date of the most recent financial statements reflecting such amounts, exceed the fair market value of the assets of all such underfunded Plans. The minimum funding standards of ERISA and the Code with respect to each Plan have been satisfied.

          SECTION 3.11. Disclosure. Holdings and the Borrower have disclosed to the Lenders all agreements, instruments and corporate or other restrictions to which Holdings, the Borrower or any other Subsidiary is subject, and all other matters known to any of them, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. Neither the Information Memorandum nor any of the other reports, financial statements, certificates or other information furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, Holdings and the Borrower represent only that such information was prepared in good faith based upon assumptions believed by them to be reasonable at the time delivered.
          SECTION 3.12. Subsidiaries; Disqualified Equity Interests. (a) Holdings does not have any subsidiaries other than the Subsidiaries. Schedule 3.12(a) sets forth the name of, and the ownership interest of Holdings and each Subsidiary in each Subsidiary and identifies each Subsidiary that is a Subsidiary Loan Party, in each case as of the Effective Date.
          (b) Other than the Permitted Disqualified Equity Interests, none of the Equity Interests in Holdings or any Subsidiary constitute Disqualified Equity Interests.
          SECTION 3.13. Insurance. Holdings and the Borrower believe that the insurance that is maintained by or on behalf of Holdings, the Borrower and the other Subsidiaries and that is currently effective is adequate and is in such amounts (with no greater risk retention) and against such risks as is customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations.
          SECTION 3.14. Labor Matters. As of the Effective Date, there are no strikes, lockouts or slowdowns or any other material labor disputes against Holdings, the Borrower or any other Subsidiary pending or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened. The hours worked by and payments made to employees of Holdings, the Borrower and the other Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters. All payments due from Holdings, the Borrower or any other Subsidiary, or for which any claim may be made against Holdings, the Borrower or any other Subsidiary, on account of wages and employee health and welfare insurance and other benefits, have been paid or accrued as a liability on the books of Holdings, the Borrower or such Subsidiary. There is no organizing activity involving Holdings, the Borrower or any other Subsidiary pending or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened by any labor union or group of employees, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no representation proceedings pending or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened with the

National Mediation Board, and no labor organization or group of employees of Holdings, the Borrower or any other Subsidiary has made a pending demand for recognition, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. There are no material complaints or charges against Holdings, the Borrower or any other Subsidiary pending or, to the knowledge of Holdings, the Borrower or any other Subsidiary, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment by Holdings, the Borrower or any other Subsidiary of any individual, except those that, in the aggregate, would not reasonably be expected to have a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any other Subsidiary is bound.
          SECTION 3.15. Solvency. Immediately after the consummation of the Transactions to occur on the Effective Date, (a) the fair value of the assets of the Borrower, on a consolidated basis and at a fair valuation, will exceed its debts and liabilities on a consolidated basis, subordinated, contingent or otherwise; (b) the present fair saleable value of the property of the Borrower, on a consolidated basis, will be greater than the amount that will be required to pay the probable liability of its debts and other liabilities on a consolidated basis, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) the Borrower, on a consolidated basis, will be able to pay its debts and liabilities on a consolidated basis, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) the Borrower, on a consolidated basis, will not have unreasonably small capital with which to conduct the business in which it is engaged as such business is now conducted and is proposed to be conducted following the Effective Date.
          SECTION 3.16. Security Documents. (a) The Collateral Agreement is effective to create in favor of the Collateral Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock (as defined in the Collateral Agreement) described in the Collateral Agreement, when stock certificates representing such Pledged Stock are delivered to the Collateral Agent, and in the case of the other Collateral described in the Collateral Agreement (other than the Intellectual Property, as defined in the Collateral Agreement), when financing statements and other applicable filings are filed in the applicable offices, the Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations to the extent perfection can be obtained by filing Uniform Commercial Code financing statements, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 6.02).
          (b) When the Collateral Agreement or a summary thereof is properly filed in the United States Patent and Trademark Office and the United States Copyright Office, and, with respect to Collateral in which a security interest cannot be perfected by such filings, upon the proper filing of the financing statements referred to in paragraph (a)

above, the Collateral Agreement and such financing statements and filings in the United States Patent and Trademark Office and the United States Copyright Office shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the grantors thereunder in the Intellectual Property (as defined in the Collateral Agreement), in each case prior and superior in right to any other Person, except in respect of Liens permitted by Section 6.02 (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a lien on registered trademarks and patents, trademark and patent applications and registered copyrights acquired by the grantors after the date hereof ).
          (c) The Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when such Mortgages are filed in the proper real estate filing offices, such Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other Person, other than with respect to the rights of Person pursuant to Liens expressly permitted by Section 6.02.
          SECTION 3.17. Margin Regulations. None of Holdings, the Borrower or any other Subsidiary is engaged, and will not engage, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the Board), or extending credit for the purpose of purchasing or carrying margin stock and no proceeds of any Borrowings or drawings under any Letter of Credit will be used to purchase or carry any margin stock or to extend credit to others for the purpose of purchasing or carrying any margin stock. None of the proceeds of the Loans will be used in violation of any applicable law, including Regulation T, U or X issued by the Board.
          SECTION 3.18. No Default. No Default has occurred or is continuing under this Agreement or any other Loan Document.
ARTICLE IV
Conditions
          SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions is satisfied (or waived in accordance with Section 9.02):
     (a) The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

     (b) The Administrative Agent shall have received a favorable written opinion (addressed to the Administrative Agent and the Lenders and dated the Effective Date) of (i) Simpson Thacher & Bartlett LLP, counsel for Holdings, the Borrower and the other Subsidiaries, substantially in the form of Exhibit B, and (ii) such special and local counsel as may be reasonably required by the Administrative Agent, in each case covering such other matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.
     (c) The Administrative Agent shall have received such documents and certificates as the Administrative Agent or its counsel may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to the Loan Parties, the Loan Documents or the Transactions, all in form and substance satisfactory to the Administrative Agent and its counsel.
     (d) The Administrative Agent shall have received a certificate, dated the Effective Date and signed by the President, a Vice President or a Financial Officer of each of Holdings and the Borrower, confirming compliance with the conditions set forth in paragraphs (a) and (b) of Section 4.02 and paragraphs (h) and (j) of this Section.
     (e) The Administrative Agent shall have received all fees and other amounts due and payable on or prior to the Effective Date, including, to the extent invoiced, reimbursement or payment of all out-of-pocket expenses (including fees, charges and disbursements of counsel) required to be reimbursed or paid by any Loan Party hereunder or under any other Loan Document.
     (f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Financial Officer or legal officer of the Borrower, together with all attachments contemplated thereby, including the results of a search of the Uniform Commercial Code (or equivalent) filings made with respect to the Loan Parties in the jurisdictions contemplated by the Perfection Certificate and copies of the financing statements (or similar documents) disclosed by such search and evidence reasonably satisfactory to the Administrative Agent that the Liens indicated by such financing statements (or similar documents) are permitted by Section 6.02 or have been or will contemporaneously with the initial funding of Loans on the Effective Date be released.
     (g) The Administrative Agent shall have received evidence that the insurance required by Section 5.07 and the Security Documents is in effect.

     (h) The Existing Specified Debt shall have been repaid in full, and after giving effect to the Transactions, Holdings, the Borrower and the other Subsidiaries shall have outstanding no Indebtedness or preferred Equity Interests other than (i) Indebtedness incurred under the Loan Documents and (ii) the Indebtedness set forth in Schedule 6.01.
     (i) Prior to the Effective Date, each of the credit facilities made available under this Agreement shall have been rated by S&P and Moody’s.
     (j) The Acquisition, the Equity Contribution, the Escrow Deposit and the other Transactions contemplated to occur on or prior to the Effective Date shall have been, or substantially simultaneously with the initial Borrowings under this Agreement shall be, consummated in accordance with applicable laws and the Merger Agreement. No provision of the Merger Agreement shall have been waived, amended, supplemented or otherwise modified in a manner material and adverse to the Lenders without the consent of the Administrative Agent.
     (k) (i) Each Executive shall have executed an Executive Agreement, (ii) the Administrative Agent shall have received certified copies of each Executive Agreement and (iii) the Executive Agreements, taken together, shall require the Executives collectively to purchase from Holdings, within 90 days after the Effective Date, shares of common stock of Holdings with an aggregate purchase price of not less than $1,500,000.
     (l) The Administrative Agent shall have received certified copies of (a) the Merger Agreement and all certificates, opinions and other documents delivered thereunder and (b) all instruments, agreements or other documents evidencing the Equity Contribution. The Administrative Agent shall be reasonably satisfied in all material respects with the terms of such documents and any other documents related to the Transactions.
     (m) The Administrative Agent shall have received the financial statements referenced in Section 3.04, which financial statements shall not be materially inconsistent with the financial statements or forecasts previously provided to the Administrative Agent.
     (n) The Administrative Agent shall have received a pro forma consolidated balance sheet of the Borrower for the most recent four-fiscal quarter period ended at least 45 days before the Effective Date, prepared after giving effect to the Transactions and the other transactions contemplated thereby, which financial statements shall not be materially inconsistent with the forecasts previously provided to the Administrative Agent.
     (o) The Administrative Agent shall have received a solvency certificate from the chief financial officer of Holdings, confirming solvency of Holdings and the Subsidiaries on a consolidated basis after giving effect to the Transactions.
     (p) The Administrative Agent shall be satisfied that the Pro Forma Adjusted EBITDA of the Borrower for the most recently ended four fiscal quarter period for which financial statements are available prior to the Effective Date is equal to at least $32,000,000.
     (q) The Lenders shall have received all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including the USA Patriot Act.
     (r) All principal, interest, fees and other amounts outstanding or owing under the Existing Letter of Credit Agreement shall have been, or substantially simultaneously with the initial Borrowings under this Agreement shall be, paid, the commitments of the lenders under the Existing Letter of Credit Agreement shall have been, or substantially simultaneously with the initial Borrowings under this Agreement shall be, terminated and all Liens securing the Obligations (as such term is defined in the Existing Letter of Credit Agreement) shall have been released, and the Administrative Agent shall have received evidence of the foregoing satisfactory to it.
The Administrative Agent shall notify the Borrower and the Lenders of the Effective Date, and such notice shall be conclusive and binding. Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Bank to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions is satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on July 15, 2006 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).
          SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of the Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:
     (a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable.
     (b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.
Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by Holdings and the

Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.
ARTICLE V
Affirmative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated and all LC Disbursements shall have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders, as to itself and each Subsidiary, that:
          SECTION 5.01. Financial Statements and Other Information. Holdings and the Borrower will furnish to the Administrative Agent on behalf of each Lender:
     (a) within 90 days after the end of each fiscal year of Holdings, its audited consolidated balance sheet and audited consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by PricewaterhouseCoopers LLP or other registered independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Holdings, the Borrower and the other Subsidiaries on a consolidated basis in accordance with GAAP consistently applied; provided that with respect to the fiscal year ending on December 31, 2006, the consolidated financial statements furnished under this paragraph (a) shall consist of (i) the applicable consolidated financial statements of Pegasus Solutions, Inc. and its subsidiaries with respect to the period beginning on January 1, 2006 and ending on April 30, 2006 and (ii) the applicable consolidated financial statements of the Borrower and its subsidiaries with respect to the period beginning on May 4, 2006 and ending on December 31, 2006;
     (b) within 45 days after the end of each of the first three fiscal quarters of each fiscal year of Holdings, its consolidated balance sheet and consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition and results of operations of Holdings, the

Borrower and the other Subsidiaries on a consolidated basis in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; provided that (i) with respect to the fiscal quarter ending on March 31, 2006, the consolidated financial statements furnished under this paragraph (b) shall be with respect to the Borrower and its subsidiaries and (ii) with respect to the fiscal quarter ending on June 30, 2006, the consolidated financial statements furnished under this paragraph (b) shall consist of the applicable consolidated financial statements of the Borrower and its subsidiaries with respect to (i) the period beginning on April 1, 2006 and ending on April 30, 2006 and (ii) the period beginning on May 4, 2006 and ending on June 30, 2006;
     (c) concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with the covenants contained in Sections 6.12, 6.13 and 6.14 and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of Holdings’ audited financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate;
     (d) concurrently with any delivery of financial statements under paragraph (a) above, (i) a certificate of the accounting firm that reported on such financial statements stating whether they obtained knowledge during the course of their examination of such financial statements of any Default and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines) and (ii) copies of any management letters delivered to Holdings or any Subsidiary by such accounting firm;
     (e) concurrently with any delivery of financial statements under clause (a) above, a certificate of a Financial Officer setting forth the amount, if any, of Excess Cash Flow for such fiscal year and the calculation thereof in reasonable detail;
     (f) within 30 days after the commencement of each fiscal year of Holdings, a detailed consolidated budget for such fiscal year (including a projected consolidated balance sheet and consolidated statements of projected operations and comprehensive income and cash flows as of the end of and for such fiscal year and setting forth the assumptions used for purposes of preparing such budget) and, promptly when available, any significant revisions of such budget;
     (g) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by

Holdings, the Borrower or any other Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange or, in the event Holdings becomes a publicly traded company, distributed by Holdings to its shareholders generally, as the case may be; and
     (h) promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any other Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request.
          SECTION 5.02. Notices of Material Events. Holdings and the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) prompt written notice of the following:
     (a) the occurrence of any Default;
     (b) the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting Holdings, the Borrower or any Affiliate thereof that, if adversely determined, could reasonably be expected to result in a Material Adverse Effect;
     (c) the occurrence of any ERISA Event or any fact or circumstance that gives rise to a reasonable expectation that any ERISA Event will occur that, in either case, alone or together with any other ERISA Events that have occurred or are reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect; and
     (d) any other development that results in, or could reasonably be expected to result in, a Material Adverse Effect.
Each notice delivered under this Section shall be accompanied by a written statement of a Financial Officer or other executive officer of the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.
          SECTION 5.03. Information Regarding Collateral. The Borrower will furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s legal name, as reflected in its organization documents, (ii) in any Loan Party’s jurisdiction of organization or corporate structure and (iii) in any Loan Party’s identity, Federal Taxpayer Identification Number or organization number, if any, assigned by the jurisdiction of its organization. The Borrower also agrees to promptly provide to the Administrative Agent certified organizational documents reflecting any of the changes described in the preceding sentence.
          SECTION 5.04. Existence; Conduct of Business. Each of Holdings and the Borrower will, and will cause each Subsidiary to, do or cause to be done all things necessary to obtain, preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges, franchises, patents, copyrights, trademarks and trade names material to the conduct of its business; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.03.
          SECTION 5.05. Payment of Obligations. Each of Holdings and the Borrower will, and will cause each Subsidiary to, pay its material obligations (other than Indebtedness and any obligations in respect of any Hedging Agreements), including Tax liabilities, before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings, (b) Holdings, the Borrower or such Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP and (c) the failure to make payment pending such contest could not reasonably be expected to result in a Material Adverse Effect.
          SECTION 5.06. Maintenance of Properties. Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted.
          SECTION 5.07. Insurance. Each of Holdings and the Borrower will, and will cause each Subsidiary to, maintain, with financially sound and reputable insurance companies, (a) insurance in such amounts (with no greater risk retention) and against such risks as is (i) customarily maintained by companies of established repute engaged in the same or similar businesses operating in the same or similar locations and (ii) considered adequate by Holdings and the Borrower and (b) all insurance required to be maintained by law or any Loan Document. The Borrower will furnish to the Lenders, upon request of the Administrative Agent, information in reasonable detail as to the insurance so maintained.
          SECTION 5.08. Books and Records; Inspection and Audit Rights. Each of Holdings and the Borrower will, and will cause each Subsidiary to, keep proper books of record and account in which full, true and correct entries are made of all dealings and transactions in relation to its business and activities. Each of Holdings and the Borrower will, and will cause each Subsidiary to, permit any representatives designated by the Administrative Agent or any Lender, upon reasonable prior notice, to visit and inspect its properties, to examine and make extracts from its books and records, and to discuss its affairs, finances and condition with its officers and independent accountants, all at such reasonable times and as often as reasonably requested, but in no event more often than twice per year if no Default shall be continuing.
          SECTION 5.09. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Subsidiary to, comply with all Requirements of Law applicable to it or its property, except where the failure to do so, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

          SECTION 5.10. Use of Proceeds and Letters of Credit. The Borrower will use the proceeds of the Loans and the Letters of Credit only for the purposes set forth in the preamble to this Agreement. No part of the proceeds of any Loan will be used, whether directly or indirectly, for any purpose that entails a violation of any of the Regulations of the Board, including Regulations T, U and X.
          SECTION 5.11. Additional Subsidiaries. If any additional Subsidiary is formed or acquired after the Effective Date, the Borrower will, promptly after such Subsidiary is formed or acquired, notify the Administrative Agent thereof and cause the Collateral and Guarantee Requirement to be satisfied with respect to such Subsidiary (if it is a Subsidiary Loan Party) and with respect to any Equity Interest in or Indebtedness of such Subsidiary owned by or on behalf of any Loan Party.
          SECTION 5.12. Further Assurances. (a) Each of Holdings and the Borrower will, and will cause each Subsidiary Loan Party to, execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and other documents), that may be required under any applicable law, or that the Administrative Agent or the Required Lenders may reasonably request, to cause the Collateral and Guarantee Requirement to be and remain satisfied, all at the expense of the Loan Parties. Each of Holdings and the Borrower also agrees to provide to the Administrative Agent, from time to time upon request, evidence reasonably satisfactory to the Administrative Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.
          (a) If any material assets (including any real property or improvements thereto or any interest therein) are acquired by the Borrower or any other Subsidiary Loan Party after the Effective Date (other than assets constituting Collateral under the Collateral Agreement that become subject to the Lien created by the Collateral Agreement upon acquisition thereof), the Borrower will notify the Administrative Agent and the Lenders thereof, and, if requested by the Administrative Agent or the Required Lenders, the Borrower will cause such assets to be subjected to a Lien securing the Obligations and will take, and cause the Subsidiary Loan Parties to take, such actions as shall be necessary or reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section, all at the expense of the Loan Parties.
          SECTION 5.13. Interest Rate Protection. As promptly as practicable, and in any event within 90 days after the Effective Date, the Borrower will enter into, and thereafter for a period of not less than two years will maintain in effect, one or more Hedging Agreements with such parties as shall be reasonably acceptable to the Administrative Agent, the effect of which is that at least 40% of the aggregate principal amount of Term Loans outstanding at any time will be subject to interest at a fixed rate, in each case on terms and conditions reasonably acceptable to the Administrative Agent.

          SECTION 5.14. Rated Credit Facilities. Each of Holdings and the Borrower will use commercially reasonable efforts to cause the credit facilities made available under this Agreement to be continuously rated by S&P and Moody’s.
          SECTION 5.15. Convertible Senior Notes. (a) To the extent that funds are available in the Convertible Senior Notes Escrow Account at such time, the Borrower shall exercise its redemption rights under the Convertible Senior Notes on July 15, 2008 to redeem all Convertible Senior Notes outstanding on such date.
          (b) Holdings and the Borrower shall not, and shall not permit any other Subsidiary to, remove any funds from the Convertible Senior Notes Escrow Account except (i) to redeem the Convertible Senior Notes pursuant to the immediately preceding clause (a), (ii) to repurchase the Convertible Senior Notes as a result of the exercise of the put right or the conversion right under the terms thereof resulting from the Merger; provided that the Administrative Agent shall be reasonably satisfied with any separate escrow accounts established to redeem or repurchase the Convertible Senior Notes in accordance with this Section 5.15(b), and (iii) at any time when the outstanding principal amount of the Convertible Senior Notes is equal to or less than $2,000,000, to prepay Term Loans in accordance with Section 2.11.
ARTICLE VI
Negative Covenants
          Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated and all LC Disbursements have been reimbursed, each of Holdings and the Borrower covenants and agrees with the Lenders, as to itself and each Subsidiary, that:
          SECTION 6.01. Indebtedness; Certain Equity Securities. (a) The Borrower will not, and Holdings and the Borrower will not permit any other Subsidiary to, create, incur, assume or permit to exist any Indebtedness, except:
     (i) Indebtedness created under the Loan Documents;
     (ii) Indebtedness existing on the date hereof and set forth in Schedule 6.01;
     (iii) Indebtedness of the Borrower to any other Subsidiary and of any Subsidiary to the Borrower or any other Subsidiary, provided (A) that Indebtedness of any Subsidiary that is not a Loan Party to the Borrower or any other Subsidiary Loan Party shall be subject to Section 6.04 and (B) Indebtedness of the Borrower to any other Subsidiary and Indebtedness of any Subsidiary Loan Party to any other Subsidiary that is not a Subsidiary Loan Party (in each case, other than such Indebtedness incurred in the ordinary course under intercompany service arrangements for cash management purposes) shall be subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent;
     (iv) (A) Indebtedness of the Borrower or any other Subsidiary incurred to finance the acquisition, construction or improvement of any fixed or capital assets, including Capital Lease Obligations and any Indebtedness assumed by the Borrower or any other Subsidiary in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, provided that such Indebtedness is incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement, and (B) extensions, renewals and replacements of any such Indebtedness so long as the outstanding principal amount of such extensions, renewals and replacements does not exceed the principal of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (iv) shall not exceed $4,000,000 at any time outstanding;
     (v) Indebtedness of any Person that becomes a Subsidiary after the date hereof, provided that such Indebtedness exists at the time such Person becomes a Subsidiary and is not created in contemplation of or in connection with such Person becoming a Subsidiary, and extensions, renewals and replacements of any such Indebtedness so long as the principal amount of such extensions, renewals and replacements does not exceed the principal of the Indebtedness being extended, renewed or replaced (plus any accrued but unpaid interest and redemption premium thereon), provided that the aggregate principal amount of Indebtedness permitted by this clause (v) shall not exceed $4,000,000 at any time outstanding;
     (vi) Indebtedness incurred in the ordinary course of business under cash management facilities existing on the date hereof and set forth in Schedule 6.01;
     (vii) other unsecured Indebtedness in an aggregate principal amount not exceeding $4,000,000 at any time outstanding;
     (viii) Indebtedness owed to any Person (including obligations in respect of letters of credit for the benefit of such Person) providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, pursuant to reimbursement or indemnification obligations to such Person, in each case incurred in the ordinary course of business;
     (ix) Indebtedness of the Borrower or any other Subsidiary in respect of performance bonds, bid bonds, appeal bonds, surety bonds, performance and completion guarantees and similar obligations (other than in respect of other Indebtedness), in each case provided in the ordinary course of business;
     (x) Indebtedness in respect of Hedging Agreements permitted by Section 6.07;

     (xi) and Permitted Acquisition Indebtedness, provided that immediately after giving effect thereto, (i) until such time as the Leverage Ratio shall not have exceeded 2.50 to 1.00 for at least two consecutive fiscal quarters of the Borrower, the Leverage Ratio would be equal to or less than the ratio equal to (A) the maximum Leverage Ratio permitted under Section 6.13 at the time of incurrence of such Permitted Acquisition Indebtedness less (B) 0.50 and (ii) thereafter, the Leverage Ratio would be equal to or less than the maximum Leverage Ratio permitted under Section 6.13 at the time of incurrence of such Permitted Acquisition Indebtedness.
          (b) Holdings will not create, incur, assume or permit to exist any Indebtedness except Indebtedness created under the Loan Documents.
          (c) Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, issue any preferred Equity Interests or any Disqualified Equity Interests, except in the case of Holdings, preferred Equity Interests that are Qualified Equity Interests.
          SECTION 6.02. Liens. Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, create, incur, assume or permit to exist any Lien on any property or asset now owned or hereafter acquired by it, or assign or sell any income or revenues (including accounts receivable) or rights in respect of any thereof, except:
     (a) Liens created under the Loan Documents;
     (b) Permitted Encumbrances;
     (c) any Lien on any property or asset of the Borrower or any other Subsidiary existing on the date hereof and set forth in Schedule 6.02, provided that (A) such Lien shall not apply to any other property or asset of the Borrower or any other Subsidiary and (B) such Lien shall secure only those obligations that it secures on the date hereof and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);
     (d) any Lien existing on any property or asset prior to the acquisition thereof by the Borrower or any other Subsidiary or existing on any property or asset of any Person that becomes a Subsidiary after the date hereof prior to the time such Person becomes a Subsidiary, provided that (A) such Lien is not created in contemplation of or in connection with such acquisition or such Person becoming a Subsidiary, as the case may be, (B) such Lien shall not apply to any other property or asset of Holdings or any Subsidiary and (C) such Lien shall secure only those obligations that it secures on the date of such acquisition or the date such Person becomes a Subsidiary, as the case may be, and extensions, renewals and replacements thereof so long as the principal amount of such extensions, renewals and replacements does not exceed the principal amount of the obligations being extended, renewed or replaced (plus any accrued but unpaid interest and premium thereon);
     (e) Liens on fixed or capital assets acquired, constructed or improved (including any such assets made the subject of a Capital Lease Obligation incurred) by the Borrower or any other Subsidiary, provided that (A) such Liens secure Indebtedness incurred to finance such acquisition, construction or improvement and permitted by clause (iv)(A) of Section 6.01(a) or to extend, renew or replace such Indebtedness and permitted by clause (iv)(B) of Section 6.01(a), (B) such Liens and the Indebtedness secured thereby are incurred prior to or within 90 days after such acquisition or the completion of such construction or improvement (provided that this clause (B) shall not apply to any Indebtedness permitted by clause (iv)(B) of Section 6.01(a) or any Lien securing such Indebtedness), (C) with respect to Indebtedness permitted by clause (iv)(A) of Section 6.01, such Indebtedness secured thereby does not exceed the cost (including the aggregate amount of any assumed Indebtedness) of acquiring, constructing or improving such fixed or capital asset and (D) such Liens shall not apply to any other property or assets of Holdings or any Subsidiary;
     (f) Liens of a collecting bank arising in the ordinary course of business under Section 4-208 of the Uniform Commercial Code in effect in the relevant jurisdiction covering only the items being collected upon;
     (g) Liens representing any interest or title of a licensor, lessor or sublicensor or sublessor under any lease or license permitted by this Agreement;
     (h) Liens not otherwise permitted by this Section to the extent that neither (A) the aggregate outstanding principal amount of the obligations secured thereby nor (B) the aggregate fair market value (determined as of the date such Lien is incurred) of the assets subject thereto exceeds $4,000,000 at any time outstanding; and
     (i) Liens granted by a Subsidiary that is not a Loan Party in favor of the Borrower or another Loan Party in respect of Indebtedness or other obligations owed by such Subsidiary to such Loan Party.
          SECTION 6.03. Fundamental Changes. (a) Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Default shall have occurred and be continuing (i) any Person may merge into the Borrower in a transaction in which the Borrower is the surviving corporation, (ii) any Person (other than the Borrower) may merge into any Subsidiary in a transaction in which the surviving entity is a Subsidiary and (if any party to such merger is a Subsidiary Loan Party) is a Subsidiary Loan Party and (iii) any Subsidiary may liquidate or dissolve if the Borrower determines in good faith that such liquidation or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders, provided that any such merger involving a Person that is not a wholly-owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Sections 6.04, 6.05 and 6.06.
          (b) The Borrower will not, and Holdings and the Borrower will not permit any Subsidiary to, engage to any material extent in any business other than businesses of the type conducted by the Borrower and the other Subsidiaries on the Effective Date and businesses reasonably related thereto.
          (c) Holdings will not engage in any business or activity other than the ownership of all the outstanding Equity Interests of the Borrower and activities incidental thereto and compliance with its obligations under the Loan Documents. Holdings will not own or acquire any assets (other than Equity Interests of the Borrower, cash and Permitted Investments) or incur any liabilities (other than liabilities under the Loan Documents, liabilities imposed by law, including tax liabilities, and other liabilities incidental to its existence and permitted business and activities).
          SECTION 6.04. Investments, Loans, Advances, Guarantees and Acquisitions. Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, purchase, hold or acquire (including pursuant to any merger with any Person that was not a wholly-owned Subsidiary prior to such merger) any Equity Interests in or evidences of Indebtedness or other securities (including any option, warrant or other right to acquire any of the foregoing) of, make or permit to exist any loans or advances to, Guarantee any obligations of, or make or permit to exist any investment or any other interest in, any other Person, or purchase or otherwise acquire (in one transaction or a series of transactions) any assets of any other Person constituting a business unit, except:
     (a) Permitted Investments;
     (b) (i) the Acquisition and (ii) Permitted Acquisitions, provided that the aggregate purchase price, which shall be deemed to include (i) any amounts actually paid pursuant to any post-closing payment adjustments, earn-outs or non-compete payments and (ii) the principal amount of Indebtedness that is assumed pursuant to Section 6.01(a)(v) or otherwise incurred in connection with such Permitted Acquisition, shall not exceed $25,000,000 in any fiscal year or $50,000,000 in the aggregate during the term of this Agreement plus, in each case (without duplication) an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any applicable Permitted Acquisition (which amount shall not exceed the purchase price paid (including the principal amount of Indebtedness assumed pursuant to Section 6.01(a)(v)) in connection therewith) in respect of such Permitted Acquisition);
     (c) investments existing on the date hereof (i) with a value not exceeding $1,000,000 or (ii) set forth on Schedule 6.04;

     (d) investments by Holdings in the Borrower and by the Borrower and the other Subsidiaries in Equity Interests of their respective subsidiaries, provided that (i) any such Equity Interests held by a Loan Party shall be pledged pursuant to the Collateral Agreement (subject to the limitations applicable to Equity Interests of a Foreign Subsidiary referred to in the definition of the term “Collateral and Guarantee Requirement”) and (ii) the aggregate amount of investments made on or after the Effective Date by Loan Parties in Subsidiaries that are not Loan Parties (together with outstanding intercompany loans permitted under clause (ii) to the proviso to paragraph (e) of this Section) shall not exceed $4,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (e) loans or advances made by the Borrower to any Subsidiary and made by any Subsidiary to the Borrower or any other Subsidiary, provided that (i) any such loans and advances made by a Loan Party shall be evidenced by a promissory note pledged pursuant to the Collateral Agreement and (ii) the amount of such loans and advances made by Loan Parties to Subsidiaries that are not Loan Parties (in each case other than such loans or advances incurred in the ordinary course under intercompany service arrangements for cash management purposes), together with investments permitted under clause (ii) of the proviso to paragraph (d) of this Section, shall not exceed $4,000,000 at any time outstanding (in each case determined without regard to any write-downs or write-offs);
     (f) loans or advances to employees of Holdings, the Borrower or any other Subsidiary made in the ordinary course of business of Holdings, the Borrower or any other Subsidiary not exceeding $3,000,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances), provided that no such loans or advances to any single employee shall exceed $1,500,000 in the aggregate outstanding at any time (determined without regard to any write-downs or write-offs of such loans or advances);
     (g) payroll, travel and similar advances to cover matters that are expected at the time of such advances ultimately to be treated as expenses of Holdings, the Borrower or any other Subsidiary for accounting purposes and that are made in the ordinary course of business;
     (h) investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;
     (i) Hedging Agreements permitted by Section 6.07;
     (j) investments of any Person existing at the time such Person becomes a Subsidiary or consolidates or merges with the Borrower or any other Subsidiary so long as such investments were not made in contemplation of such Person becoming a Subsidiary or of such consolidation or merger;
     (k) investments resulting from pledges or deposits described in clause (c) or (d) of the definition of the term “Permitted Encumbrance”;
     (l) investments received in connection with the disposition of any asset permitted by Section 6.05;
     (m) receivables or other trade payables owing to the Borrower or a Subsidiary if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms, provided that such trade terms may include such concessionary trade terms as the Borrower or any other Subsidiary deems reasonable under the circumstances;
     (n) Guarantees of Indebtedness permitted under Section 6.01;
     (o) Designated Investments;
     (p) investments in an aggregate amount not exceeding $5,000,000 at any time outstanding in overnight loans rated at least Baa3 by Moody’s and BBB- by S&P, in each case with a stable outlook; and
     (q) other investments, loans and advances by the Borrower or any other Subsidiary in an aggregate amount, as valued at cost or book value at the time each such investment, loan or advance is made and including all related commitments for future investments, loans or advances (and the principal amount of any Indebtedness that is assumed or otherwise incurred in connection with such investment, loan or advance), not exceeding $4,000,000 in the aggregate for all such investments made or committed to be made from and after the Effective Date plus an amount equal to any returns of capital or sale proceeds actually received in cash in respect of any such investments (which amount shall not exceed the amount of such investment valued at cost at the time such investment was made).
          SECTION 6.05. Asset Sales. Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, sell, transfer, lease, license or otherwise dispose of any asset, including any Equity Interest owned by it, nor will Holdings permit any Subsidiary to issue any additional Equity Interest in such Subsidiary (other than issuing directors’ qualifying shares and other than issuing Equity Interests to the Borrower or another Subsidiary in compliance with Section 6.04(d)), except:
     (a) sales, transfers, leases and other dispositions of (i) inventory, (ii) used or surplus equipment and (iii) Permitted Investments, in each case in the ordinary course of business;

     (b) sales, transfers, leases and other dispositions to the Borrower or a Subsidiary, provided that any such sales, transfers, leases or other dispositions involving a Subsidiary that is not a Loan Party shall be made in compliance with Section 6.09;
     (c) sales, transfers and other dispositions of accounts receivable in connection with the compromise, settlement or collection thereof consistent with past practice;
     (d) sales, transfers, leases and other dispositions of property to the extent that such property constitutes an investment permitted by clause (h), (j), (l) or (o) of Section 6.04 or another asset received as consideration for the disposition of any asset permitted by this Section (in each case, other than Equity Interests in a Subsidiary, unless all Equity Interests in such Subsidiary are sold);
     (e) sale and leaseback transactions permitted by Section 6.06;
     (f) leases entered into in the ordinary course of business, to the extent that they do not materially interfere with the business of Holdings, the Borrower or any other Subsidiary;
     (g) licenses or sublicenses of intellectual property in the ordinary course of business (other than long-term exclusive licenses), to the extent that they do not materially interfere with the business of Holdings, the Borrower or any other Subsidiary;
     (h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of, any property or asset of the Borrower or any other Subsidiary;
     (i) sales, transfers, leases and other dispositions set forth on Schedule 6.05; and
     (j) sales, transfers and other dispositions of assets (other than Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) that are not permitted by any other clause of this Section, provided that the aggregate fair market value of all assets sold, transferred or otherwise disposed of in reliance upon this clause (i) shall not exceed $3,000,000 during any fiscal year of the Borrower or $7,500,000 in the aggregate during the term of this Agreement, provided that all sales, transfers, leases and other dispositions permitted hereby (other than those permitted by clause (b)) shall be made for fair value (as reasonably determined by the Borrower) and (other than those permitted by clause (b)) for at least 50% cash consideration payable at the time of such sale, transfer or other disposition.

          SECTION 6.06. Sale and Leaseback Transactions. Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, enter into any arrangement, directly or indirectly, whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property sold or transferred, except for any such sale of any fixed or capital assets, including real property and improvements thereon, by the Borrower or any other Subsidiary that is made for cash consideration in an amount not less than the fair value of such fixed or capital asset and is consummated within 90 days after the Borrower or such Subsidiary acquires or completes the construction of such fixed or capital asset, provided that, if such sale and leaseback results in a Capital Lease Obligation, such Capital Lease Obligation is permitted by Section 6.01(a)(iv) and any Lien made the subject of such Capital Lease Obligation is permitted by Section 6.02(e).
          SECTION 6.07. Hedging Agreements. Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, enter into any Hedging Agreement, except (a) Hedging Agreements required by Section 5.13 or entered into to hedge or mitigate risks (including in respect of currency exchange rates) to which the Borrower or any other Subsidiary has actual exposure (other than those in respect of shares of capital stock or other equity ownership interests of the Borrower or any other Subsidiary) and (b) Hedging Agreements entered into in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any other Subsidiary.
          SECTION 6.08. Restricted Payments; Certain Payments of Indebtedness. (a) Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, except (i) the Subsidiaries may declare and pay dividends ratably with respect to their Equity Interests, (ii) Holdings may declare and pay dividends with respect to its Equity Interests payable solely in shares of Qualified Equity Interests, (iii) Holdings may make Restricted Payments not exceeding $7,500,000 in the aggregate during the term of this Agreement, pursuant to and in accordance with stock option plans or other benefit plans approved by Holdings’ or the Borrower’s board of directors, as applicable, for management or employees of Holdings, the Borrower and the other Subsidiaries (and the Borrower may make Restricted Payments to Holdings in amounts necessary to permit such Restricted Payments), (iv) concurrently with any issuance of Qualified Equity Interests, Holdings may redeem, purchase or retire any Equity Interests of Holdings using the proceeds of, or convert or exchange any Equity Interests of Holdings for, such Qualified Equity Interests, (v) the Borrower may pay dividends to Holdings (and the other Subsidiaries may pay dividends to the Borrower and each other for the purposes of funding such dividend) in amounts necessary to permit Holdings to pay taxes, fees and expenses relating to Holdings’ ownership of the Borrower and Holdings’ maintenance of its corporate existence and (vi) the Borrower may repurchase or redeem the Permitted Disqualified Equity Interests at the times and to the extent required by the terms thereof or the terms of the Executive Agreements, in each case in effect on the Effective Date.

          (b) Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, make or agree to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on any Indebtedness, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancelation or termination of any Indebtedness, or any other payment (including any payment under any Hedging Agreement) that has a substantially similar effect to any of the foregoing, except:
     (i) payment of Indebtedness created under the Loan Documents;
     (ii) payments of interest and principal as and when due in respect of any Indebtedness;
     (iii) refinancings of Indebtedness to the extent permitted by Section 6.01;
     (iv) payment of secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness;
     (v) payment of Indebtedness owed to a Loan Party;
     (vi) repurchases of the Convertible Senior Notes; and
     (vii) payment of Indebtedness permitted under Section 6.01(a)(iv) to the extent such Indebtedness becomes due as a result of the acquisition in which such Indebtedness is assumed by the Borrower or any other Subsidiary.
          SECTION 6.09. Transactions with Affiliates. (a) Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, sell, lease, license or otherwise transfer any property or assets to, or purchase, lease, license or otherwise acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (i) transactions at prices and on terms and conditions not less favorable to the Borrower or such Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties, (ii) transactions between or among the Borrower and the other Subsidiary Loan Parties not involving any other Affiliate, (iii) loans or advances to employees permitted under Section 6.04(f), (iv) payroll, travel and similar advances to cover matters permitted under Section 6.04(g), (v) any contribution to the capital of Holdings by the Permitted Investors or any purchase of Equity Interests in Holdings by the Permitted Investors not prohibited by this Agreement, (vi) the payment of reasonable fees to directors of Holdings, the Borrower or any other Subsidiary who are not employees of Holdings, the Borrower or any other Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of Holdings, the Borrower or the Subsidiaries in the ordinary course of business, (vii) any issuances of securities or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment agreements, stock options and stock ownership plans approved by the Borrower’s board of directors, (viii) employment and severance arrangements entered into in the ordinary course of business between Holdings, the Borrower or any other Subsidiary and any employee thereof and approved by Holdings’ or the Borrower’s board of directors, as applicable, (ix) any payments made pursuant to Section 6.09(b), (x) any Restricted Payment permitted by Section 6.08 and (xi) payment of a transaction fee of $1,000,000 by the Borrower to the Sponsor on the Closing Date in connection with the closing of the Transactions.
          (b) Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, make any payment of or on account of monitoring or management or similar fees payable to the Sponsor or any Sponsor Affiliate in an aggregate amount in any fiscal year in excess of $1,500,000.
          SECTION 6.10. Restrictive Agreements. Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (a) the ability of Holdings, the Borrower or any other Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets or (b) the ability of any Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or the ability of Holdings, the Borrower or any other Subsidiary to make or repay loans or advances to Holdings, the Borrower or any other Subsidiary or to Guarantee Indebtedness of Holdings, the Borrower or any other Subsidiary, provided that (i) the foregoing shall not apply to restrictions and conditions imposed by (A) law or (B) any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions existing on the date hereof identified on Schedule 6.10 (or to any extension or renewal of, or any amendment, modification or replacement not expanding the scope of any such restriction or condition), (iii) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or any assets pending such sale, provided that such restrictions and conditions apply only to the Subsidiary or assets that is or are to be sold and such sale is permitted hereunder, (iv) clause (a) of the foregoing shall not apply to restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness and (v) clause (a) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof.
          SECTION 6.11. Amendment of Material Documents. Neither Holdings nor the Borrower will, nor will it permit any other Subsidiary to, amend, modify, waive, terminate or release (a) its certificate of incorporation, by-laws or other organizational documents, (b) the Indebtedness permitted under Section 6.01(a)(ii) or (c) any other indenture, agreement or instrument in respect of any Material Indebtedness, in each case if the effect of such amendment, modification, waiver, termination or release is materially adverse to Holdings, the Borrower, any Subsidiary or the Lenders.
          SECTION 6.12. Interest Expense Coverage Ratio. Holdings will not permit the ratio of (a) Pro Forma Adjusted Consolidated EBITDA to (b) Consolidated Interest Expense, in each case as of the last day of any period of four consecutive fiscal quarters ending on or about any date during any period set forth below, to be less than the ratio set forth below opposite such period:

Period	Ratio
Effective Date through March 31, 2007	2.75 to 1.00
April 1, 2007 through December 31, 2007	3.25 to 1.00
January 1, 2008 through December 31, 2008	4.00 to 1.00
Thereafter	4.50 to 1.00
          SECTION 6.13. Leverage Ratio. Holdings will not permit the Leverage Ratio as of any date during any period set forth below to exceed the ratio set forth below opposite such period:

Period	Ratio
Effective Date through June 30, 2007	3.50 to 1.00
July 1, 2007 through September 30, 2007	3.25 to 1.00
October 1, 2007 through December 31, 2007	3.00 to 1.00
January 1, 2008 through December 31, 2008	2.50 to 1.00
Thereafter	2.00 to 1.00
          SECTION 6.14. Maximum Capital Expenditures. The aggregate amount of Capital Expenditures made by Holdings, the Borrower and the other Subsidiaries during any fiscal year shall not exceed $18,000,000; provided that (a) up to $5,000,000 of any such amount not so expended in the fiscal year for which it is permitted, may be carried over for expenditure in the next succeeding fiscal year and (b) Capital Expenditures made during any fiscal year shall be deemed made (i) first, in respect of the amounts carried over from the prior fiscal year and (ii) second, in respect of the base $18,000,000 permitted for such fiscal year.
          SECTION 6.15. Changes in Fiscal Periods. Holdings shall not (a) permit its fiscal year or the fiscal year of any Subsidiary to end on a day other than December 31 and (b) change its method of determining fiscal quarters or permit any Subsidiary to change its method of determining fiscal quarters.
ARTICLE VII
Events of Default
          If any of the following events (any such event, an “Event of Default”) shall occur:
     (a) the Borrower shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;
     (b) the Borrower shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Article) payable under this Agreement or any other Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;
     (c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any other Subsidiary in any Loan Document or any amendment or modification thereof or waiver thereunder, or in any report, certificate, financial statement or other document furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;
     (d) Holdings or the Borrower shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02, 5.04 (with respect to the existence of Holdings or the Borrower) or 5.10 or in Article VI;
     (e) any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraphs (a), (b) and (d) of this Article), and such failure shall continue unremedied for a period of 30 days after the earlier of (i) notice thereof from any Lender or the Administrative Agent to the Borrower and (ii) the date on which any Loan Party has actual knowledge of such failure;
     (f) Holdings, the Borrower or any other Subsidiary shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace periods);
     (g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity; provided that this paragraph (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement);

     (h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of Holdings, the Borrower or any other Subsidiary or its debts, or of a substantial part of its assets, under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;
     (i) Holdings, the Borrower or any other Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in paragraph (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any other Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;
     (j) Holdings, the Borrower or any other Subsidiary shall become unable, admit in writing its inability or fail generally to pay its debts as they become due;
     (k) one or more judgments for the payment of money in an aggregate amount in excess of $4,000,000 shall be rendered against Holdings, the Borrower, any Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any assets of Holdings, the Borrower or any other Subsidiary to enforce any such judgment;
     (l) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;
     (m) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other disposition of the applicable Collateral in a transaction permitted under the Loan

Documents or (ii) as a result of the Administrative Agent’s failure to (A) maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Collateral Agreement or (B) file Uniform Commercial Code continuation statements;
     (n) any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted by any Loan Party not to be a legal, valid and binding obligation of any Loan Party party thereto;
     (o) the Guarantees of the Loan Document Obligations by Holdings, the Borrower and the other Subsidiary Loan Parties pursuant to the Collateral Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or
     (p) a Change in Control shall occur;
then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.
ARTICLE VIII
The Administrative Agent
          Each of the Lenders and the Issuing Bank hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Lenders and the Issuing Bank, and the Borrower shall not have rights as a third party beneficiary of any of such provisions.

          The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and such bank and its Affiliates may accept deposits from, lend money to and generally engage in any kind of business with Holdings, the Borrower or any other Subsidiary or other Affiliate thereof as if it were not the Administrative Agent hereunder.
          The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents. Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required to exercise in writing as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary or believed by the Administrative Agent in good faith to be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02), and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to Holdings, the Borrower or any other Subsidiary that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity. The Administrative Agent shall not be liable for any action taken or not taken by it with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 2.05(j) or Section 9.02) or in the absence of its own gross negligence or wilful misconduct. The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by Holdings, the Borrower or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article IV or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.
          The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed or sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon. The Administrative Agent may consult with legal counsel (who may be counsel for

Holdings or the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.
          The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.
          Subject to the appointment and acceptance of a successor Administrative Agent as provided in this paragraph, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Bank and the Borrower. Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower, to appoint a successor. If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Bank, appoint a successor Administrative Agent that shall be a bank with an office in New York, New York, or an Affiliate of any such bank. Upon the acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations under the Loan Documents. The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while it was acting as Administrative Agent.
          Each Lender and the Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and the Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Notwithstanding anything herein to the contrary, neither the Bookrunner nor the Arranger listed on the cover page hereof shall have any powers, duties or responsibilities under any Loan Document, except in its capacity, as applicable, as the Administrative Agent, a Lender or the Issuing Bank hereunder.
ARTICLE IX
Miscellaneous
          SECTION 9.01. Notices. Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopy, as follows:
     (a) if to Holdings or the Borrower, to it at Campbell Centre I, 8350 North Central Expressway, Suite 1900, Dallas, Texas 75206, Attention of John F. Davis III (Telecopy No. 214-234-4029), Hank Lawlor (Telecopy No. 617-778-9299) and Susan Conner (Telecopy No. 214-234-4035);
     (b) if to the Administrative Agent, to JPMorgan Chase Bank, N.A., Loan and Agency Services Group, 1111 Fannin Street, Floor 10, Houston, TX 77002, Attention of Jose L. Rodriguez (Telecopy No. 312-385-7096) and Ray Garcia (Telecopy No. 214-965-2044), with a copy to JPMorgan Chase Bank, N.A., 700 North Pearl St., Suite 705, TX1-2669, Dallas, TX 75201, Attention of Mae Reeves (Telecopy No. 214-965-2884);
     (c) if to the Issuing Bank or the Swingline Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire; and
     (d) if to any other Lender, to it at its address (or telecopy number) set forth in its Administrative Questionnaire.
Any party hereto may change its address or telecopy number for notices and other communications hereunder by notice to the other parties hereto. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.
          SECTION 9.02. Waivers; Amendments. (a) No failure or delay by the Administrative Agent, the Issuing Bank or any Lender in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Bank and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan or issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or the Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.
          (b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders; provided that no such agreement shall (i) increase the Commitment of any Lender without the written consent of such Lender, (ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender affected thereby, (iii) postpone the maturity of any Loan, or any date of scheduled payment of the principal amount of any Term Loan under Section 2.10, or the required date of reimbursement of any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender affected thereby, (iv) change Section 2.18(b) or (c) in each case in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender, (v) change any of the provisions of this Section or the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders (or Lenders of any Class) required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender (or each Lender of such Class, as applicable) (it being understood that, with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loans and Revolving Commitments on the date hereof), (vi) release all or substantially all of the guarantors from their Guarantee under the Collateral Agreement (except as expressly provided in the Collateral Agreement) without the written consent of each Lender, (vii) release all or substantially all of the Collateral from the Liens of the Security Documents, without the written consent of each Lender or (viii) change any provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of any Class differently than those holding Loans of any other Class, without the written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each affected Class; provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be, and (B) any waiver, amendment or modification of this Agreement that by its terms affects the rights or duties under this Agreement of Lenders holding Loans or Commitments of a particular Class (but not the Lenders holding Loans or Commitments of any other Class) may be effected by an agreement or agreements in writing entered into by Holdings, the Borrower and requisite percentage in interest of the affected Class of Lenders that would be required to consent thereto under this Section if such Class of Lenders were the only Class of Lenders hereunder at the time.
          SECTION 9.03. Expenses; Indemnity; Damage Waiver. (a) The Borrower shall pay (i) all reasonable out-of-pocket expenses incurred by the Administrative Agent, any Lender or any of their Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent and expenses incurred in connection with due diligence, in connection with the syndication of the credit facilities provided for herein, the preparation, execution and delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable out-of-pocket expenses incurred by the Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder, (iii) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender, including the fees, charges and disbursements of any counsel for the Administrative Agent, the Issuing Bank or any Lender, in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit, and (iv) all out-of-pocket expenses incurred by the Administrative Agent, the Issuing Bank or any Lender for enforcement costs and documentary taxes associated with this Agreement or any other Loan Document.
          (b) The Borrower shall indemnify the Administrative Agent, the Issuing Bank and each Lender and their Affiliates, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all costs, losses, claims, damages, liabilities and related expenses, including the fees, charges and disbursements of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by Holdings, the Borrower or any other Subsidiary or any of their Affiliates arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank, to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or alleged presence or release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned or operated by Holdings, the Borrower or any other Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any other Subsidiary, or (iv) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory whether brought by a third party or by Holdings, the Borrower or any other Subsidiary or any of their Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are found by a final, nonappealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or wilful misconduct of such Indemnitee.
          (c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent or the Issuing Bank under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent or the Issuing Bank, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent or the Issuing Bank in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at the time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).
          (d) To the fullest extent permitted by applicable law, neither Holdings nor the Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, any Loan Document or any agreement or instrument contemplated thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.
          (e) All amounts due under this Section shall be payable not later than three Business Days after written demand therefor.
          SECTION 9.04. Successors and Assigns. (a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of the Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Bank and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

          (b) (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower, provided that no consent of the Borrower shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund (as defined below) or, if an Event of Default has occurred and is continuing, any other assignee, (B) the Administrative Agent, provided that no consent of the Administrative Agent shall be required for an assignment of all or any portion of (i) a Revolving Loan or Revolving Commitment to a Lender with a Revolving Commitment immediately prior to such assignment or (ii) a Term Loan or Term Commitment to a Lender, an Affiliate of a Lender or an Approved Fund and (C) the Issuing Bank and the Swingline Lender, provided that no consent of the Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment.
          (ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $5,000,000 or, in the case of a Term Loan, $1,000,000, unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed), provided that no such consent of the Borrower shall be required if an Event of Default has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement, provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided that assignments made pursuant to Section 2.19(b) shall not require the signature of the assigning Lender to become effective, (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about Holdings, the Borrower, the other Loan Parties and their Related Parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal and state securities laws.
          For purposes of paragraph (b) of this Section, the term “Approved Fund” and “CLO” have the following meanings:

          “Approved Fund” means (a) a CLO and (b) with respect to any Lender that is a fund that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and similar extensions of credit and is managed by the same investment advisor as such Lender or by an Affiliate of such investment advisor.
          “CLO” means an entity (whether a corporation, partnership, trust or otherwise) that is engaged in making, purchasing, holding or otherwise investing in bank loans and similar extensions of credit in the ordinary course of its business and is administered or managed by a Lender or an Affiliate of such Lender.
          (iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c) of this Section.
          (iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, and Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the Lenders may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrower, the Issuing Bank and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

          (v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section and any written consent to such assignment required by paragraph (b) of this Section, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.
          (vi) The words “execution”, “signed”, “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.
          (c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Bank or the Swingline Lender, sell participations to one or more banks or other entities (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Bank and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that affects such Participant. Subject to paragraph (c)(ii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

     (ii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Borrower’s prior written consent. A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless the Borrower is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrower, to comply with Section 2.17(e) as though it were a Lender.
          (d) Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.
          SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, the Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or been terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.
          SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.
     SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.
     SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, the Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, the Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower now or hereafter existing under this Agreement held by such Lender or the Issuing Bank, irrespective of whether or not such Lender or the Issuing Bank shall have made any demand under this Agreement and although such obligations may be unmatured or are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness. The applicable Lender and the Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application, provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, the Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, the Issuing Bank and their respective Affiliates may have.
     SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process. (a) This Agreement shall be construed in accordance with and governed by the law of the State of New York.
     (b) Each of Holdings and the Borrower hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of the Supreme Court of the State of New York sitting in New York County and of the United States District Court of the Southern District of New York, and any appellate court from any thereof, in any action or proceeding arising out of or relating to any Loan Document, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement or any other Loan Document shall affect any right that the Administrative Agent, the Issuing Bank or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or any other Loan Document against Holdings, the Borrower or their respective properties in the courts of any jurisdiction.
     (c) Each of Holdings and the Borrower hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or any other Loan Document in any court referred to in paragraph (b) of this Section. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.
     (d) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement or any other Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.
     SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.
     SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.
     SECTION 9.12. Confidentiality. (a) Each of the Administrative Agent, the Issuing Bank and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority, (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party to this Agreement, (e) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any Hedging Agreement relating to any Loan Party and its obligations under the Loan Documents, (g) with the consent of the Borrower, (h) to the extent such Information (i) becomes publicly available other than as a result of a breach of this Section or (ii) becomes available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis from a source other than Holdings or the Borrower, (i) to an investor or prospective investor in a Securitization or an Approved Fund that agrees that its access to information regarding the Loan Parties and the Loans is solely for purposes of evaluating an investment in a Securitization and who agrees to treat such information as confidential on terms substantially as provided in this Section, (j) to a trustee, collateral manager, servicer, backup servicer, noteholder or secured party in a Securitization or an Approved Fund in connection with the administration, servicing and reporting on the assets in the Approved Fund or serving as collateral for a Securitization, in each case, who agrees to treat such information as confidential on terms substantially as provided in this Section, (k) to a nationally recognized rating agency that requires access to information regarding the Loan Parties, the Loans and Loan Documents in connection with ratings issued with respect to a Securitization or an Approved Fund and who agrees to treat such information as confidential. “Information” means all information received from Holdings or the Borrower relating to Holdings or the Borrower or its business, other than any such information that is available to the Administrative Agent, the Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings or the Borrower; provided that, in the case of information received from Holdings, the Borrower or any other Subsidiary after the date hereof, such information is clearly identified at the time of delivery as confidential. For purposes of this Section, “Securitization” means a public or private offering by a Lender or any of its direct or indirect Affiliates or their respective successors and assigns, of securities which represent an interest in, or which are collateralized, in whole or in part, by the Loans. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.
     (b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING HOLDINGS, THE BORROWER AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE

PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     (c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT HOLDINGS, THE BORROWER, THE OTHER LOAN PARTIES AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES. ACCORDINGLY, EACH LENDER REPRESENTS TO HOLDINGS, THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.
     SECTION 9.13. Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan or participation in any LC Disbursement, together with all fees, charges and other amounts which are treated as interest on such Loan or LC Disbursement or participation therein under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or LC Disbursement or participation therein in accordance with applicable law, the rate of interest payable in respect of such Loan, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or LC Disbursement or participation therein but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or LC Disbursement or participation therein or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.
     SECTION 9.14. USA Patriot Act. Each Lender hereby notifies Holdings and the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Holdings and the Borrower, which information includes the name and address of Holdings and the Borrower and other information that will allow such Lender to identify Holdings and the Borrower in accordance with the Act.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

PERSEUS HOLDING CORP.,

by
Name:
Title:

PEGASUS SOLUTIONS, INC.,

by
Name:
Title:

JPMORGAN CHASE BANK, N.A.,
individually and as Administrative Agent, Issuing Bank and Swingline Lender,

by
Name:
Title: